Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

By, Between, and Among

GLOBAL SYSTEM DYNAMICS, INC.

ZILLA ACQUISITION CORP.

and

DARKPULSE, INC.

Dated as of December 14, 2022

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BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”) is entered into as of December 14, 2022, by, between, and among DarkPulse, Inc., a Delaware corporation (the “Company” or the “Sponsor”), Global System Dynamics, Inc., a Delaware corporation (“GSD”), and Zilla Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of GSD (“Merger Sub”). GSD, the Company, and the Merger Sub may be referred to herein as “Parties.” Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 1.1 hereof.

RECITALS

WHEREAS, (a) GSD is a blank check company incorporated in Delaware on January 14, 2021 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, and (b) Merger Sub is a wholly-owned Subsidiary of GSD that was formed for the purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of GSD, GSD is required to provide an opportunity for its stockholders to have their outstanding GSD Class A Shares redeemed on the terms and subject to the conditions set forth therein;

WHEREAS, as of the date of this Agreement, DarkPulse, Inc., a Delaware corporation, owns 2,623,120 Class B Shares of GSD;

WHEREAS, pursuant to an Assignment, Assumption, Release and Waiver of Letter Agreement the Sponsor and GSD have entered into the letter agreement, attached hereto as Exhibit A (the “Sponsor Assumption of Letter Agreement”), pursuant to which, among other things, the Sponsor has agreed to (a) vote in favor of this Agreement and the transactions contemplated hereby (including the Merger), (b) waive any adjustment to the conversion ratio set forth in the Governing Documents of GSD or any other anti-dilution or similar protection with respect to the GSD Class B Shares, such that the GSD Class B Shares will convert into GSD Class A Shares at the Closing on a one-to-one basis, and (c) subject certain of the GSD Class B Shares currently held by the Sponsor and certain GSD Class A Shares issuable to the Sponsor on exercise of a warrant owned by the Sponsor to potential forfeiture, in each case, on the terms and subject to the obligations imposed on them pursuant to the Sponsor Assumption of Letter Agreement;

WHEREAS, the board of directors of GSD (the “GSD Board”) has (a) approved this Agreement, the Ancillary Documents to which GSD is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (b) recommended, among other things, approval and adoption of this Agreement and the transactions contemplated by this Agreement (including the Merger) by the holders of GSD Class A Shares and GSD Class B Shares entitled to vote thereon;

WHEREAS, the board of directors of Merger Sub has approved this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (b) recommended, among other things, the approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) by the holders of Company Shares entitled to vote thereon;

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WHEREAS, the Sponsor has provided its written consent to the entry by GSD into this Agreement (the “Sponsor Approval);

WHEREAS, GSD, as the sole stockholder of Merger Sub, will as promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the stockholders of the Company set forth on Schedule I attached hereto, which Supporting Company Stockholders constitute the holders of a sufficient amount of the voting power of the Company to approve the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby on a fully diluted basis, consistent with the deadlines set forth on Schedule I attached hereto (collectively, the “Supporting Company Stockholders”), shall duly execute and deliver to GSD a transaction support agreement, substantially in the form attached hereto as Exhibit B (collectively, the “Transaction Support Agreements”) as provided in Schedule I, pursuant to which, among other things, each such Supporting Company Stockholder will agree to support and vote in favor of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, prior to the Closing Date, pursuant to the Company Series A Preferred Stock designation, the Company Series A Preferred Stock then issued and outstanding will be exchanged for an aggregate number of Company Common Stock to which the holders thereof would be entitled to upon conversion of the Company Series A Preferred Stock in accordance with their designation;

WHEREAS, prior to the Closing Date, pursuant to the Company Series D Preferred Stock designation, the Company Series D Preferred Stock then issued and outstanding will be exchanged for an aggregate number of Company Common Stock to which the holders thereof would be entitled to upon conversion of the Company Series D Preferred Stock in accordance with their designation;

WHEREAS, on the Closing Date, (a) Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving corporation in the Merger and, after giving effect to the Merger, the Company will be a wholly-owned Subsidiary of GSD, and (b) each Company Share will be automatically converted as of the Effective Time into a portion of the Merger Consideration, in each case on the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution of this Agreement, GSD will enter into subscription agreements (collectively, the “Subscription Agreements”) with certain investors (collectively, the “Investors”) pursuant to which, among other things, the Investors have agreed to subscribe for and purchase, and GSD has agreed to issue and sell to the Investors, a number of shares of Class A common stock as set forth in each applicable Subscription Agreement in exchange for an aggregate purchase price of $5,000,000, on the terms and subject to the conditions set forth therein (such equity financing hereinafter referred to as the “PIPE Financing”); and

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WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) this Agreement constitutes a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder and (b) the Merger be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368 of the Code (clauses (a)-(b), the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Adopted Incentive Equity Plan” has the meaning set forth in Section 5.18(b).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.3.

“Ancillary Documents” means the Subscription Agreements, the Sponsor Letter Agreement, the Transaction Support Agreements, the Letters of Transmittal and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act (FCPA) and any other anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering, which are applicable to GSD or the Company.

“Anti-Money Laundering Laws” means all applicable Laws and sanctions, foreign, state and federal, criminal and civil, that:(a) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (b) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (c) require identification and documentation of the parties with whom a “financial institution” (as defined in 31 U.S.C. 5312 (a)(z), as periodically amended) conducts business; (d) require reporting of suspicious activity; or (e) are designed to disrupt the flow of funds to terrorist organizations. Such applicable Laws shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56, the Bank Secrecy Act of 1970, 31 U.S.C. Section 5311 et seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et seq., the Intelligence Reform & Terrorism Prevention Act of 2004, and the sanction regulations promulgated pursuant thereto by U.S. Department of the Treasury’s Office of Foreign Assets Control, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957

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“Basile” has the meaning set forth in Section 8.19.

“Business” means the business of the manufacture, sale, installation, and monitoring of laser sensing systems based on patented BOTDA dark-pulse sensor technology.

“BLA” has the meaning set forth in Section 8.19.

“Business Combination Proposal” has the meaning set forth in Section 5.8.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Certificate of Merger” has the meaning set forth in Section 2.1(a)(ii).

“Certificates” has the meaning set forth in Section 2.1(a)(vii).

“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount payable to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction during the period beginning on the date of the Latest Balance Sheet and ending on the Closing Date.

“Closing” has the meaning set forth in Section 2.2. “Closing Date” has the meaning set forth in Section 2.2.

“Closing Filings” has the meaning set forth in Section 5.4(b). “Closing Press Release” has the meaning set forth in Section 5.4(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

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“Company Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from an GSD Party), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) the Company or any of its Subsidiaries or (ii) all or a material portion of the assets or businesses of the Company or any of its Subsidiaries (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (b) any equity or similar investment in the Company or any of its Subsidiaries that results in the acquisition or transfer of beneficial ownership of equity securities, or the right to acquire beneficial ownership or to vote, equity securities representing 10% or more of the then-outstanding voting power of the Company or any of its Subsidiaries. Notwithstanding the foregoing or anything to the contrary herein, no transaction between the Company and an GSD Party or the issuance by the Company or any of its Subsidiaries to an GSD Party, including as contemplated by this Agreement, the Ancillary Documents, or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company Common Stock” means common stock, par value $0.0001 per share, of the Company.

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to GSD by the Company on the date of this Agreement.

“Company D&O Persons” has the meaning set forth in Section 5.15(a).

“Company IT Systems” means all computer systems, Software, hardware, communication systems, servers, network equipment and related documentation, interfaces, data and databases, and all other information technology or telecommunications systems that are used to process, store, maintain or operate data, information, and functions used in connection with the business of a Group Company that are, in each case, owned or purported to be owned, licensed or leased by a Group Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned or licensed by any Person (other than a Group Company) that is licensed or sublicensed, as applicable, to any Group Company.

“Company Licensed Patent” has the meaning set forth in Section 3.15(a).

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“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, financial condition or prospects of the Group Companies, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated by this Agreement in accordance with its terms; provided, however, that, in the case of clause (a), a Company Material Adverse Effect shall not be deemed to include any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, (iv) any change, event, effect or occurrence, including a change in GAAP or in any Law or interpretations thereof, that is generally applicable to the industries or markets in which any Group Company operates, (v) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, or any actions or omissions of a Group Company taken pursuant thereto or in contemplation thereof, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (v) shall not apply to the representations and warranties set forth in Section 3.7(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vi) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, and the implementation of any Pandemic Measures, or any escalation of the foregoing, (vii) actions or omissions of a Group Company taken at the request of, or with the prior written consent of, a GSD Party, or (ix) any matter to the extent that (A) it is disclosed in reasonable detail in the Company Disclosure Schedules and (B) such disclosed matter does not worsen in a materially adverse manner; except to the extent that any such change, event, effect or occurrence described in or resulting from a matter described in any of the foregoing clauses (i) through (iv) or (vi) has had or would reasonably be expected to have a materially disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each current or future Affiliates, Representatives, successors or permitted assigns of any Company Related Party (other than, for the avoidance of doubt, the Company).

“Company-Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Group Companies.

“Company Preferred Stock” means the Company Series A Preferred Stock and the Company Series D Preferred Stock.

“Company Product” means each product that is being tested, developed, manufactured, marketed, sold or distributed by or on behalf of the Group Companies.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed in the name of any Group Company.

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“Company Related Party” has the meaning set forth in Section 3.21.

“Company Related Party Transactions” has the meaning set forth in Section 3.21. “Company SEC Reports” has the meaning set forth in Section 3.4.

“Company Series A Preferred Stock” means the shares of the Company’s Series A Preferred Stock, par value $0.01 per share.

“Company Series D Preferred Stock” means the shares of the Company’s Series D Preferred Stock, par value $0.01 per share.

“Company Shares” means the Company Common Stock and the Company Preferred Stock.

“Company Stockholders” means, collectively, the holders of Company Shares as of any determination time prior to the Effective Time.

“Company Stockholder Approval” has the meaning set forth in Section 5.13(b).

“Company Stockholders Meeting” has the meaning set forth in Section 5.13(b).

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Continental” means Continental Stock Transfer & Trust Company.

“Contingent Worker” means any independent contractor, consultant, contractor, subcontractor, temporary employee, leased employee or other agent used by any Group Company and classified by such Group Company as other than an employee, or compensated other than through wages paid by such Group Company through the Group Company’s payroll function.

“Contract” or “Contracts” means any written agreement, contract, license, sublicense, lease, obligation, undertaking or other commitment or arrangement.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means SARS-CoV-2, including any variants thereof, COVID-19, or related or associated epidemics, pandemics or disease outbreaks.

“Creator” has the meaning set forth in Section 3.15(d).

“Company Audited Financial Statements” has the meaning set forth in Section 3.6(a)(i).

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Disclosure Schedules” means the disclosure schedules to this Agreement delivered to GSD by the Company on the date of this Agreement.

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“Effective Time” has the meaning set forth in Section 2.1(a)(ii).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), and each equity or equity-based, bonus, incentive, retention, severance pay, deferred compensation, employment, compensation, change in control, supplemental income arrangement, or vacation plan, program, arrangement or agreement, in each case that any Group Company maintains, sponsors or contributes to or has any obligation to contribute to, or with respect to which any Group Company has or may reasonably be expected to have any present or future Liability (including as an ERISA Affiliate).

“Equity Incentive Plan Proposal” has the meaning set forth in Section 5.8.

“Environmental Laws” means all Laws and Orders concerning pollution, Hazardous Substances, restoration or protection of the environment or natural resources, public health, and workplace health or safety.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means $116,518,357.65.

“Equity Value Per Share” means (a) the Equity Value, divided by (b) the Fully Diluted Company Capitalization.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.4(a).

“Exchange Fund” has the meaning set forth in Section 2.4(c).

“Exchange Ratio” means (a) the Equity Value Per Share, divided by (b) the GSD Share Value.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Financial Statements” has the meaning set forth in Section 3.6(a).

“Foreign Benefit Plan” means each Employee Benefit Plan for the benefit of employees employed and outside of the United States of America (other than any plans, funds or similar programs that are maintained by a Governmental Entity) and which plan is not subject to ERISA or the Code.

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“Fully Diluted Company Capitalization” means the sum of the aggregate number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time, determined on an as-converted basis (including, for the avoidance of doubt, the number of shares of Company Common Stock issuable upon conversion of a share of Company Preferred Stock based on the then applicable conversion ratio.

“GAAP” means United States generally accepted accounting principles.

“Governing Document Proposals” has the meaning set forth in Section 5.8.

“Governmental Entity” means any United States or non-United States (a) federal, state, regional, provincial, local, municipal or other government, (b) governmental or quasi- governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private); provided, however, that (for the avoidance of doubt) institutional review boards shall not be “Governmental Entities” hereunder.

“Group Companies” means, collectively, the Company and its Subsidiaries.

“Group Company” means either the Company or any of its Subsidiaries, as the context requires.

“GSD” has the meaning set forth in the introductory paragraph to this Agreement.

“GSD Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from a Group Company), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, any transaction or series of related transactions under which GSD or any of its Subsidiaries, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other Person(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a GSD Acquisition Proposal.

“GSD Board” has the meaning set forth in the recitals to this Agreement.

“GSD Board Recommendation” has the meaning set forth in Section 5.8.

“GSD Bylaws” has the meaning set forth in Section 2.1(a)(ix).

“GSD Certificate of Incorporation” has the meaning set forth in Section 2.1(a)(ix).

“GSD Class A Shares” means GSD’s Class A Common Stock, par value $0.0001 per share.

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“GSD Class B Shares” means GSD’s Class B Common Stock, par value $0.0001 per share.

“GSD D&O Persons” has the meaning set forth in Section 5.14(a).

“GSD Financial Statements” means all of the financial statements of GSD included in the GSD SEC Reports.

“GSD Incentive Equity Plan” has the meaning set forth in Section 5.18(a).

“GSD Non-Party Affiliates” means, collectively, each GSD Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any GSD Related Party (other than, for the avoidance of doubt, any GSD Party).

“GSD Parties” means, collectively, GSD and Merger Sub.

“GSD Related Parties” has the meaning set forth in Section 4.9.

“GSD Related Party Transactions” has the meaning set forth in Section 4.9.

“GSD SEC Reports” has the meaning set forth in Section 4.7.

“GSD Share Value” means $10.00.

“GSD Stockholder Approval” means, collectively, the Required GSD Stockholder Approval and the Other GSD Stockholder Approval.

“GSD Stockholders Meeting” has the meaning set forth in Section 5.8.

“GSD Stockholder Redemption” means the right of the holders of GSD Class A Shares to redeem all or a portion of their GSD Class A Shares prior to the Closing (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of GSD.

“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to, any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, but excluding for the avoidance of doubt the effects of Accounting Standards Update No. 2016-02, Leases (Topic 842), (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

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“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or treaty regime, or under any international convention, and whether registered or not registered, including all (a) patents, inventions, industrial designs, continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, icons, Internet domain names, corporate names, social medial handles and account identifiers, and other source or business identifiers, and together with the goodwill associated with any of the foregoing (collectively, “Marks”); (c) copyrights, copyrightable works, works of authorship, data and databases, mask work rights, and moral rights (collectively, “Copyrights”); (d) trade secrets, know-how, methods, techniques, processes, and confidential and proprietary information, including business, financial, customer and technical information, inventions and formulae, whether patentable or not; (e) Software or other technology; and (f) all applications, registrations, extensions and renewals of any of the foregoing.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Investors” has the meaning set forth in the recitals to this Agreement.

“IPO” has the meaning set forth in Section 8.18.

“Joint Proxy Statement/Prospectus” means the joint proxy statement/prospectus to be included in the Registration Statement and that shall be (a) a proxy statement of GSD with respect to the matters to be submitted to GSD at the GSD Stockholders Meeting and a prospectus of GSD and (b) a proxy statement of the Company relating to the matters to be submitted to the Company Stockholders at the Company Stockholders Meeting, including all amendments and supplements thereto.

“Latest Balance Sheet” has the meaning set forth in Section 3.6(a).

“Law” means any federal, state, provincial, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation or other binding directive issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 3.20(b).

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“Letter of Transmittal” means the letter of transmittal, substantially in the form attached as Exhibit C hereto and with such modifications, amendments or supplements as may be requested by the Exchange Agent and mutually agreed to by each of GSD and the Company (in either case, such agreement not to be unreasonably withheld, conditioned or delayed).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, charge or other similar interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 3.9(a).

“Material Customers” means the top ten (10) customers of the Group Companies, taken as a whole, based on revenue received by the Group Companies from each such customer for the trailing twelve (12) months ended September 30, 2022.

“Material Permits” has the meaning set forth in Section 3.8.

“Material Suppliers” means the top ten (10) suppliers (determined by the amount purchased) of the Group Companies, taken as a whole, for the trailing twelve (12) months ended September 30, 2022.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration” means with respect to each outstanding share of Company Common Stock, which shall include Company Common Stock that results from the conversion of the Company Preferred Stock, a number of shares of GSD Class A Shares equal to the Exchange Ratio.

“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Nasdaq Proposal” has the meaning set forth in Section 5.8.

“Non-Party Affiliate” has the meaning set forth in Section 8.13.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $25,000 per license or an ongoing licensee fee of less than $10,000 per year.

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“Officers” has the meaning set forth in Section 5.16(a).

“Order” means any outstanding writ, order, judgment, injunction, binding decision or determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Pandemic Measures” means any “shelter-in-place,” “stay at home,” workforce reduction, furlough, employee time off, employee leave, social distancing, shut down, closure, sequester, business or workplace reopening, or other conditions, restrictions or requirements pursuant to any Law, order, or directive of or by any Governmental Entity, the Centers for Disease Control and Prevention, the Occupational Safety and Health Administration or the Equal Employment Opportunity Commission, in connection with or in respect to COVID-19 or any other virus.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which, in either case, sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) grants by any Group Company of nonexclusive rights in Intellectual Property Rights in the ordinary course of business consistent with past practice, (g) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto, and (h) Liens disclosed on Section 3.18(a)(ii) of the Company Disclosure Schedules.

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“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means any data or information relating to an identified natural person that is regulated by the Privacy Laws.

“PIPE Financing” has the meaning set forth in the recitals to this Agreement.

“Pre-Closing GSD Holders” means the holders of GSD Class A Shares and GSD Class B Shares at any time prior to the Effective Time.

“Privacy and Data Security Policies” has the meaning set forth in Section 3.22(a).

“Privacy Laws” means Laws relating to the Processing or protection of Personal Data that apply to the Group Companies.

“Privacy Requirements” has the meaning set forth in Section 3.22(a).

“Privileged Communications” has the meaning set forth in Section 8.19(b).

“Proceeding” means any lawsuit, litigation, action, audit, investigation, examination, claim, complaint, charge, proceeding, suit, arbitration, investigation, or mediation (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Prospectus” has the meaning set forth in Section 8.18.

“Public Stockholders” has the meaning set forth in Section 8.18.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, Open Source Software or pursuant to similar free licensing, access or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form, (b) be licensed for purposes of making derivative works, or (c) be redistributable at no, or a nominal, charge.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Registered Intellectual Property” means all (i) issued and pending applications for Patents, (ii) registered and pending applications for Marks, (iii) registered and pending applications for Copyrights, (iv) social media handles and account identifiers registered with social media platforms, and (v) registered and pending applications for Internet domain names.

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“Registration Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing the Joint Proxy Statement/Prospectus, including all amendments and supplements thereto.

“Representatives” means with respect to any entity, such entity’s directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives or agents engaged or retained by such Person.

“Restricted Shares” means restricted Company Shares.

“Rollover Note Amount” means the number of Company Shares to which the holders of the Rollover Notes would be entitled hereunder at the Effective Time in respect of the Rollover Notes held by them if all of the Rollover Notes were converted in full into Company Shares immediately prior to the Closing, which for the avoidance of doubt shall be equal to the product of (x) the aggregate number of Company Shares into which all then outstanding Rollover Notes are convertible immediately prior to Closing and (y) the Exchange Ratio.

“Rollover Notes” has the meaning set forth in Section 5.1.

“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or (c) anti-boycott measures that apply to the Company.

“Schedules” means, collectively, the Company Disclosure Schedules and the GSD Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Signing Filings” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all: (a) computer programs, applications, and code, including system software, mobile apps, software provided for access or use in a “hosted” or “SaaS” basis, scripts, routines, screens, user interfaces, report formats and software implementations of algorithms, models and methodologies, whether in source code, object code or other form; (b) data, databases and data compilations, including libraries and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; (d) the technology supporting, and the contents and audiovisual displays of, any website(s); and (e) all documentation, including user manuals and other training documentation, related to any of the foregoing.

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“Sponsor” has the meaning set forth in the recitals to this Agreement.

“Sponsor Approval” has the meaning set forth in the recitals to this Agreement.

“Sponsor Assumption of Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Subscription Agreements” has the meaning set forth in the recitals to this Agreement.

“Supporting Company Stockholders” has the meaning set forth in the recitals to this Agreement.

“Stockholders” has the meaning set forth in the recitals to this Agreement.

“Subscription Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Surviving Company” has the meaning set forth in Section 2.1(a)(i).

“Tax” means any United States federal, state or local, or any non-United States, income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and including any secondary Liability for any of the aforementioned.

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“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Returns” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes required to be filed with any Governmental Entity.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Transaction Litigation” has the meaning set forth in Section 5.2(d).

“Transaction Proposals” has the meaning set forth in Section 5.8.

“Transaction Share Consideration” means an aggregate number of GSD Class A Shares equal to (a)(1) the Equity Value, divided by (2) the GSD Share Value, minus (b) the sum of the Rollover Note Amount.

“Transaction Support Agreement Deadline” has the meaning set forth in Section 5.13(a).

“Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Trust Account” has the meaning set forth in Section 8.18.

“Trust Account Released Claims” has the meaning set forth in Section 8.18.

“Trustee” has the meaning set forth in Section 4.8.

“Unaudited Financial Statements” has the meaning set forth in Section 3.6(a).

“Union” has the meaning set forth in Section 3.16(g).

“Waived 280G Benefits” has the meaning set forth in Section 5.21.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as analogous applicable foreign, provincial, state or local Laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II

THE MERGER

Section 2.1 Closing Transactions. On the terms of and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:

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(a)               The Merger.

(i)                 On the terms of and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date, Merger Sub and the Company shall consummate the Merger at the Effective Time. Following the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Company”).

(ii)              At the Closing, the parties hereto shall (i) cause a certificate of merger, in a form reasonably satisfactory to the Company and GSD (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective on the date and time as is agreed by GSD and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(iii)            The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company, in each case, in accordance with the DGCL.

(iv)             At the Effective Time, (A) each GSD Class A Share and each GSD Class B Share that is issued and outstanding immediately prior to the Merger shall become one share of common stock, par value $0.0001 per share, of GSD, and (B) the Governing Documents (including the certificate of incorporation) of the Company shall be the Governing Documents of the Surviving Company, until thereafter changed or amended as provided therein or by applicable Law.

(v)               At the Effective Time, Dennis O’Leary, Joseph Catalino, George Pappas, Geoff Mullins, Wayne Bale and John Bartrum shall become the directors of GSD, Dennis O’Leary shall become the Chief Executive Officer of GSD and of the Surviving Company, each to hold office in accordance with the Governing Documents of GSD until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal. In addition, the directors who shall become directors of GSD at the Effective Time shall have sufficient characteristics and attributes, both individually and collectively, so as to satisfy the board and committee requirements as per the rules and regulations of Nasdaq.

(vi)             At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one share of common stock, par value $0.0001, of the Company.

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(vii)          At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share (other than the Company Shares cancelled and extinguished pursuant to Section 2.1(a)(viii)) issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right to receive that number of GSD Class A Shares equal to the Merger Consideration; provided, however, that any Company Shares that are Restricted Shares shall be converted into restricted GSD Class A Shares, subject to the same vesting, transfer and other restrictions as the applicable Restricted Shares. A Company Stockholder may obtain the Merger Consideration into which his, her or its Company Shares have been converted by following the requirements contemplated by Section 2.4. From and after the Effective Time, each Company Stockholder’s certificates (the “Certificates”), evidencing ownership of the Company Shares and the Company Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such Company Shares except as otherwise expressly provided for herein or under applicable Law.

(viii)        At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share held immediately prior to the Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(ix)             In connection with the Merger, the certificate of incorporation, substantially in the form attached hereto as Exhibit D (the “GSD Certificate of Incorporation”), and the bylaws, substantially in the form attached hereto as Exhibit E (the “GSD Bylaws”), shall become the Governing Documents of GSD, and GSD’s name shall remain “Global System Dynamics, Inc.”

Section 2.2 Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 2.4 as promptly as reasonably practicable, but in no event later than the third Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date and/or time as GSD and the Company may mutually agree in writing.

Section 2.3 Allocation Schedule. No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to GSD an allocation schedule (the “Allocation Schedule”) setting forth:

(a)               the number of Company Shares, including Restricted Shares, held by each Company Stockholder, the number of Company Shares held by each Company Stockholder upon conversion of the Company Series A Preferred Stock into Company Shares immediately prior to the Closing, and the number of Company Shares held by each Company Stockholder upon conversion of the Company Series D Preferred Stock into Company Shares immediately prior to the Closing;

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(b)               the number of GSD Class A Shares that will be included in the Rollover Note Amount; and

(c)               the portion of the Merger Consideration allocated to each Company Stockholder.

The Company will review any comments to the Allocation Schedule provided by GSD or any of its authorized Representatives and consider in good faith all reasonable comments on the final Allocation Schedule. Notwithstanding the foregoing or anything to the contrary herein, (A) the aggregate number of GSD Class A Shares that each Company Stockholder will have a right to receive pursuant to Section 2.1(a)(vii) will be rounded down to the nearest whole share, (B) in no event shall the aggregate number of GSD Class A Shares set forth on the Allocation Schedule that are allocated in respect of Company Shares exceed or be less than the Transaction Share Consideration, (C) in no event shall the aggregate number of GSD Class A Shares set forth on the Allocation Schedule that are allocated in respect of the conversion of Company Preferred Stock into Company Common Stock set forth on the Allocation Schedule exceed or be less than the Transaction Share Consideration, (D) in no event shall the aggregate number of GSD Class A Shares set forth on the Allocation Schedule that are allocated in respect of the Rollover Note Amount exceed or be less than the Rollover Note Amount, and (E) in no event shall the Allocation Schedule (or the calculations or determinations therein) breach, as applicable, any applicable Law, the Governing Documents of the Company or any other Contract to which the Company is a party or bound. The Parties acknowledge and agree that GSD may rely exclusively (without any independent inquiry or investigation and without any liability) on the Allocation Schedule as setting forth a true, complete and accurate listing of all amounts required to be specified in this Section 2.3.

Section 2.4 Deliverables.

(a)               As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, GSD shall appoint Continental (or its applicable Affiliate thereof) as the exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging Certificates, if any, representing the Company Shares and each Company Share held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, in either case, for the portion of the Merger Consideration issuable in respect of such Company Shares pursuant to Section 2.1(a)(vii) and on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that Continental is unable or unwilling to serve as the Exchange Agent, then GSD and the Company shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), GSD shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent and each of GSD and the Company shall mutually agree to any changes to the Letter of Transmittal in order to satisfy any requirements of such exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed).

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(b)               At least three (3) Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, to the Company Stockholders a Letter of Transmittal.

(c)               At the Effective Time, GSD shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Stockholders and for exchange in accordance with this Section 2.4 through the Exchange Agent, evidence of GSD Class A Shares in book-entry form representing the portion of the Merger Consideration issuable pursuant to Section 2.1(a)(vii) in exchange for the Company Shares outstanding immediately prior to the Effective Time. All shares in book-entry form representing the portion of the Merger Consideration issuable pursuant to Section 2.1(a)(vii) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”.

(d)               Each Company Stockholder whose Company Shares have been converted into a portion of the Merger Consideration pursuant to Section 2.1(a)(vii) shall receive the portion of the Merger Consideration to which he, she or it is entitled on the date provided in Section 2.4(e) upon (i) in the case of Company Shares held in certificated form, surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent or (ii) in the case of Company Shares held in book-entry form or Company Warrants, delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent.

(e)               If a properly completed and duly executed Letter of Transmittal, together with any Certificates (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), if any, is delivered to the Exchange Agent in accordance with Section 2.4(d) (i) at least one (1) Business Day prior to the Closing Date, then GSD and the Company shall take all necessary actions to reflect the issuance of the applicable portion of the Merger Consideration the applicable Company Stockholder in book-entry form on the Closing Date, or (ii) less than one (1) Business Day prior to the Closing Date, then GSD and the Company (or the Surviving Company) shall take all necessary actions to reflect the issuance of the applicable portion of the Merger Consideration to the Company Stockholder in book-entry form within two (2) Business Days after such delivery.

(f)                If any portion of the Merger Consideration is to be issued to a Person other than the Company Stockholder in whose name the surrendered Certificate or the transferred Company Share in book-entry form is registered, the issuance of the applicable portion of the Merger Consideration shall not be reflected unless (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

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(g)               No interest will be paid or accrued on the Merger Consideration (or any portion thereof). From and after the Effective Time, until the applicable portion of the Merger Consideration is obtained by the applicable Company Stockholders in accordance with this Section 2.4, each Company Share (other than, for the avoidance of doubt, the Company Shares cancelled and extinguished pursuant to Section 2.1(a)(viii)) shall solely represent the right to receive the GSD Common Stock to which such Company Share is entitled to receive pursuant to this Agreement.

(h)               At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Shares that were outstanding immediately prior to the Effective Time.

(i)                 Any portion of the Exchange Fund not obtained by the Company Stockholders twelve (12) months following the Closing Date shall be delivered to GSD or as otherwise instructed by GSD, and any Company Stockholder who has not obtained the applicable portion of the Merger Consideration in accordance with this Section 2.4 prior to that time shall thereafter look only to GSD for such portion of the Merger Consideration, without any interest thereon. None of GSD, the Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Merger Consideration not obtained by the Company Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of GSD free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.5 Withholding. GSD, the Group Companies, and the Exchange Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required or permitted to be deducted and withheld under applicable Tax Law and to the extent that any consideration paid or issued pursuant to Section 2.1 is compensatory in nature, such consideration shall be subject to the Company’s standard payroll procedures. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

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Section 2.6 Appraisal Rights

(a)               Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Company Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Shares in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (collectively, the “Dissenting Shares”) shall not be converted into, and such stockholders shall have no right to receive, any of the Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise losses his, her or its rights to appraisal of such Company Shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon (i) surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Company or (ii) delivery of an “agent’s message” in the case of Company Common Stock held in book-entry form, together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Company.

(b)               The Company shall give GSD prompt notice of any written demands for appraisal of any Company Share, attempted withdrawals of such demands and any other documents or instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal in accordance with the provisions of Section 262 of the DGCL, and GSD shall, at its sole cost and expense, have the opportunity to participate in, but not control, all negotiations and proceedings with respect to all such demands. The Company shall not, except with the prior written consent of GSD (which consent shall not be unreasonably withheld, conditioned, or delayed), settle, or make any payment, or deliver any consideration, with respect to, any such demand.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES

(a)  Subject to Section 8.8, except as set forth in the Company Disclosure Schedules, or (b) except as set forth in any Company SEC Report (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to the GSD Parties as follows:

Section 3.1 Organization and Qualification.

(a)               Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority could not reasonably be expected to have a Company Material Adverse Effect.

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(b)               True and complete copies of the Governing Documents of the Company have been made available to GSD, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company are in full force and effect, and the Company is not in breach or violation of any provision set forth in its Governing Documents.

(c)               Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing could not reasonably be expected to have a Company Material Adverse Effect.

Section 3.2 Capitalization of the Group Companies.

(a)               Section 3.2(a) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record owners thereof, (iii) with respect to each convertible promissory note of the Company, (A) the date of issuance, (B) any applicable conversion price, (C) the maturity date, and (D) the number of Company Shares issuable upon conversion of such convertible promissory note, and (iv) with respect to each Restricted Share, (A) the date of grant, (B) any applicable vesting schedule (including acceleration provisions), and (C) whether the recipient has made an election under Section 83(b) of the Code. All of the Equity Securities of the Company have been duly authorized and validly issued. All of the outstanding Company Shares are fully paid and non- assessable. The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company or any other Contract to which the Company is party or bound, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, and (3) have been offered, sold and issued in material compliance with applicable Law, including Securities Laws.

(b)               The issued and outstanding Equity Securities of the Company are free and clear of all Liens imposed by the Company (other than transfer restrictions under applicable Securities Law). There are no voting trusts, proxies or other Contracts to which the Company is a party with respect to the voting or transfer of the Company’s Equity Securities.

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(c)               Section 3.2(c) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. Except as set forth in Section 3.2(a) of the Company Disclosure Schedules, there are no outstanding (A) equity appreciation, phantom equity, or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company, or (C) voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company.

(d)               Except as set forth in Section 3.2(d) of the Company Disclosure Schedules, none of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(e)               Section 3.2(e) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Group Companies as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(f)                Section 3.2(f) of the Company Disclosure Schedules sets forth a list of all Change of Control Payments of the Group Companies.

Section 3.3 Authority. The Company has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Stockholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The Company Stockholders set forth on Schedule I attached hereto, who will deliver Transaction Support Agreements on the date of this Agreement, constitute as of the date of this Agreement, and will constitute (including through their heirs, successors and assigns, if any) on the record date of the Company Stockholders Meeting, the holders of a sufficient amount of the voting power of the Company that will be present at the Company Stockholders Meeting to approve the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including, without limitation, the Merger), including on a fully diluted basis assuming the conversion or exercise of all securities of the Company that are or that may be converted or exercised at or prior to the Closing.

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Section 3.4 Company SEC Filings. Except as set forth in Section 3.4 of the Company Disclosure Schedules, the Company has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since January 1, 2017 (collectively, and together with any information incorporated therein by reference, and as they have been supplemented, modified or amended since the time of filing, the “Company SEC Reports”). Each of the Company SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied in all material respects with the applicable requirements of the Federal Securities Laws. As of their respective dates of filing, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters received from the SEC with respect to the Company SEC Reports.

Section 3.5 Internal Control; Quotation.

(a)  Except as set forth in Section 3.5(a) of the Company Disclosure Schedules and except as is not required in reliance on exemptions from various reporting requirements by virtue of the Company’s status as a “smaller reporting company” as defined in Rule 12b-2 under the Exchange Act, since July 18, 2018, to the extent required under the Federal Securities Laws, (i) the Company has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP, and that: (a) all transactions by or with the Group Companies are executed in accordance with management’s authorizations; and (b) all transactions by or with the Group Companies are recorded as necessary to permit the preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets and liabilities, and (ii) the Company has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to the Group Companies is made known to the management of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosure.

(b)  The Company has complied in all material respects with all applicable reporting rules of the OTC Markets Group applicable with respect to its OTC Pink Market. The class of securities representing issued and outstanding Company Shares is registered pursuant to Section 12(g) of the Exchange Act and is quoted on the OTC Markets. There is no Proceeding pending or, to the knowledge of the Company, threatened against the Company by OTC Markets Group or the SEC with respect to any intention by such entity to deregister the Company Shares or prohibit or terminate the quotation of the Company Shares on the OTC Markets. The Company has not taken any action that is designed to terminate the registration of the Company Shares under the Exchange Act.

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(c)  The Company maintains and, for all periods covered by the Financial Statements, has maintained, books and records of the Company in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Company in all material respects.

(d)  To the Company’s knowledge, no Group Company has received any written complaint, allegation, assertion or claim that, as alleged therein, would constitute (i) a “significant deficiency” in the Company’s internal control over financial reporting, (ii) a “material weakness” in the Company’s internal control over financial reporting, or (iii) fraud, whether or not material, that involves management or other employees of any Group Company who have a significant role in the Company’s internal control over financial reporting.

Section 3.6 Financial Statements; Undisclosed Liabilities.

(a)               The Company has made available to GSD a true and complete copy of (i) the audited consolidated balance sheets of the Company as of December 31, 2021 and December 31, 2020, and the related audited consolidated statements of operations, stockholders’ deficit and cash flows of the Company for the years then ended (collectively, the “Company Audited Financial Statements”) and (ii) the unaudited consolidated balance sheets of the Company as of September 30, 2022 and September 30, 2021 (the balance sheet as of September 30, 2022, the “Latest Balance Sheet”) and the related unaudited consolidated statements of operations of the Company for the three-month and nine-month periods then ended, consolidated statements of stockholders’ deficit of the Company for the nine-month period then ended, and consolidated statements of cash flows of the Company for the nine-month period then ended (collectively, the “Unaudited Financial Statements”, and, together with the Company Audited Financial Statements, the “Financial Statements”). Each of the Financial Statements (including the notes thereto) (A) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein, (C) in the case of the Financial Statements described in clause (i) of the preceding sentence, were audited in accordance with the standards of the PCAOB and (D) comply in all material respects with the applicable accounting requirements and with the applicable rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S- X).

(b)               Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (iv) for executory obligations under contracts to which any member of the Group Companies is a party (other than Liabilities for breach thereof), and (v) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

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Section 3.7 Consents and Requisite Governmental Approvals; No Violations.

(a)               Except as set forth on Section 3.7(a) of the Company Disclosure Schedules, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) filing of the Certificates of Merger, or (iv) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b)               Except as set forth on Section 3.7(b) of the Company Disclosure Schedules, neither the execution, delivery or performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which any Group Company is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are bound, or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect.

Section 3.8 Permits. Section 3.8 of the Company Disclosure Schedules contains a complete listing of all Permits that are necessary to own and operate the business of the Group Companies as presently conducted and each of the Group Companies has all Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except for such Permits that are not, individually or in the aggregate, material to the Group Companies, taken as a whole (the “Material Permits”). Except as is not could not reasonably be expected to be material to the Group Companies, taken as a whole, (i) to the Company’s knowledge, each Material Permit is in full force and effect in accordance with its terms, (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Group Companies, and (iii) there are, and have been, no Proceedings pending or, to the Company’s knowledge, threatened relating to the suspension, revocation or material and adverse modification of any of such Material Permit. Except as set forth on Section 3.8 of the Company Disclosure Schedules, neither the execution, delivery or performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly, require the provision of any notice to any Governmental Entity or the approval of any Material Permit for the continued conduct of the business of the Group Companies as currently conducted.

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Section 3.9 Material Contracts.

(a)               Section 3.9(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 3.9(a) of the Company Disclosure Schedules, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 3.9(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i)                 any Contract relating to Indebtedness of any Group Company or to the placing of a Lien (other than any Permitted Lien) on any assets or properties of any Group Company, in each case, other than ordinary course trade payables;

(ii)              any Contract under which any Group Company is lessee of or holds, in each case, any tangible property (other than real property), owned by any other Person;

(iii)            any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company;

(iv)             any (A) joint venture, profit-sharing, partnership, collaboration, co- promotion, commercialization or research or development Contract and (B) any Contract with respect to material Company Licensed Intellectual Property (other than (I) any Contract of the type described in Section 3.15(c)(i), (II) licenses to Off- the-Shelf Software, (III) licenses to Public Software, and (IV) non-disclosure agreements and licenses granted by employees, individual consultants or individual contractors of any Group Company pursuant to Contracts with employees, individual consultants or individual contractors);

(v)               any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of GSD or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect or that would so limit or purports to limit, in any material respect, GSD or any of its Affiliates after the Closing;

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(vi)             any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $100,000 annually, or (B) $100,000 over the life of the agreement;

(vii)          any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company;

(viii)        any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;

(ix)             any Contract required to be disclosed on Section 3.21 of the Company Disclosure Schedules;

(x)               any Contract with any Person under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Intellectual Property Rights;

(xi)             any Contract governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, or Contingent Worker of a Group Company (A) whose annual base salary (or, in the case of a Contingent Worker, actual or anticipated annual base compensation) is in excess of$100,000, or (B) that provides for severance or any other post-termination payments or benefits;

(xii)          any Contract governing the terms of, or otherwise related to, the employment, engagement or services of any former director, manager, officer, employee, or Contingent Worker of a Group Company pursuant to which any Group Company, as of the Closing, has or will have an obligation to pay severance or other post-termination pay;

(xiii)        any Contract providing for any Change of Control Payment of the type described in clause (a) of the definition thereof;

(xiv)         any collective bargaining agreements and any other agreements executed with a union or similar organization;

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(xv)           any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xvi)         any Contract for the settlement or conciliation of a prior Proceeding or other dispute with a third party (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Entity, or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company (or GSD or any of its Affiliates after the Closing);

(xvii)      any Contract with any (x) Material Customer or (y) Material Supplier;

(xviii)    any Contract with any Governmental Entity;

(xix)         any Contract granting an exclusive or other material license in and to Company Licensed Intellectual Property, other than licenses for Off-the-Shelf Software;

(xx)           any Contract granting an exclusive or other material license in and to any Company-Owned Intellectual Property, other than incidental licenses granted in the ordinary course of business; and

(xxi)         any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $100,000 or (B) aggregate payments to or from any Group Company in excess of $100,000 over the life of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice.

(b)               (i) Each Material Contract is valid and binding on the applicable Group Company and, to the Company’s knowledge, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against the applicable Group Company and, to the Company’s knowledge, the counterparties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) the applicable Group Company and, to the Company’s knowledge, the counterparties thereto are not in material breach of, or default under, any Material Contract, and (iii) no event has occurred that (with or without due notice or lapse of time or both) could reasonably be expected to result in a material breach of, or default under, any Material Contract by the applicable Group Company or, to the Company’s knowledge, the counterparties thereto.

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(c)               Section 3.9(c) of the Company Disclosure Schedules sets forth a list of each of the Material Suppliers and the Material Customers. Since September 30, 2022, no such Material Supplier or Material Customer has canceled, terminated or materially and adversely altered its relationship with the Company, or to the Company’s knowledge, threatened in writing to cancel or terminate its relationship with the Company. There have been no material disputes between the Company and any Material Supplier or Material Customer since the date of the Latest Balance Sheet.

Section 3.10 Absence of Changes. During the period beginning on September 30, 2022 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Company has conducted its business in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of GSD if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b).

Section 3.11 Litigation. Section 3.11 of the Company Disclosure Schedules sets forth a list of all material Proceedings against a Group Company or by a Group Company against any other Person. Besides the disclosure listed in Section 3.11, there is (and for the past three (3) years there has been) no Proceeding pending or, to the Company’s knowledge, threatened against any Group Company that, if adversely decided or resolved, has been or could reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.

Section 3.12 Compliance with Applicable Law. Each Group Company (a) currently conducts (and for the past three (3) years, has conducted) its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order, including those concerning any Group Company’s liability in the event of possible misuse of public funds granted by any Governmental Entity, and (b) has not received any written or to the Company’s knowledge, oral, communications from a Governmental Entity that alleges that such Group Company is not in compliance with any such Law or Order. Except as could not reasonably be expected to be material to any Group Company, without limiting the foregoing, no Group Company has violated or, to the Company’s knowledge, is under investigation with respect to, or have been threatened in writing or charged with or given notice of any violation of any provisions of: (i) Laws applicable to lending activities; (ii) the U.S. Foreign Corrupt Practices Act (FCPA); (iii) any comparable or similar Law of any jurisdiction; or (iv) any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

Section 3.13 Employee Benefit Plans.

(a)               Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction) and (ii) all employee benefit plans sponsored by an entity other than the Company in which employees of the Group Companies participated during the three (3)-year period prior to the date hereof.

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(b)               True, complete and correct copies of the following documents, with respect to each Employee Benefit Plan, where applicable, have previously been delivered or made available to GSD: (i) all documents embodying or governing such Employee Benefit Plan (or for unwritten Employee Benefit Plans a written description of the material terms of such Employee Benefit Plan) and any funding medium for the Employee Benefit Plan; (ii) the most recent IRS determination, advisory or opinion letter; (iii) the most recently filed Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description and all summaries of material modifications thereto; (vi) the last three years of non-discrimination and compliance testing results; and (vii) all non-routine written correspondence to and from any governmental agency.

(c)               Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or approval from the Internal Revenue Service with respect to such qualification, or may rely on an opinion or advisory letter issued by the Internal Revenue Service with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the Internal Revenue Service for a determination of the qualified status of such Employee Benefit Plan for any period for which such Employee Benefit Plan would not otherwise be covered by an Internal Revenue Service determination and, to the knowledge of the Company, no event or omission has occurred that would reasonably be expected to cause any such Employee Benefit Plan to lose such qualification.

(d)               Each Employee Benefit Plan is and has been established, operated and administered in all material respects in accordance with applicable Laws and with its terms, including without limitation ERISA, the Code and the Affordable Care Act. No Employee Benefit Plan is, or within the past three years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any Employee Benefit Plan or any fiduciary or service provider thereof and, to the knowledge of the Company, there is no reasonable basis for any such litigation or proceeding. All payments and/or contributions required to have been made with respect to all Employee Benefit Plans either have been made or have been accrued in accordance with the terms of the applicable Employee Benefit Plan and applicable Law.

(e)               Each Employee Benefit Plan that is a group health plan is, and at all times has been, in compliance in all material respects with the Patient Protection and Affordable Care Act and all regulations thereunder. No Group Company has been assessed, or is reasonably likely to be assessed, Liability for assessable payments under, or has incurred or is reasonably expected to incur or to be subject to any material Tax or other material penalty under Sections 4980H, 4980D, 4980B of the Code or Sections 6055 or 6056 of the Code.

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(f)                No Group Company nor any ERISA Affiliate has in the past three (3) years maintained, contributed to, or been required to contribute to or had any liability (whether contingent or otherwise) or obligation (including on account of any ERISA Affiliate) with respect to: (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither any Group Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full and no facts exist that would reasonably be likely to result in Liability to any Group Company with respect to any such plan.

(g)               No Group Company nor any ERISA Affiliate provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar Law), and no Group Company has ever formally promised to provide such post-termination benefits.

(h)               Except as required by applicable Law, no Group Company has announced its intention to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan.

(i)                 Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder so that no payment under such Employee Benefit Plan will be subject to tax under Section 409A.

(j)                 Neither the execution and delivery of this Agreement, the stockholder approval of this Agreement nor the consummation of the transactions contemplated by this Agreement could be reasonably expected to (either alone or in combination with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) result in, or cause the accelerated vesting of any securities, (iii) further restrict any rights of the Group Companies to amend or terminate any Employee Benefit Plan, or (iv) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

(k)               The Group Companies have no obligation to make any tax “gross-up” or similar “make whole” payments, whether under Sections 409A or 4999 of the Code or otherwise.

(l)                 Each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Entity. No Foreign Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded Liabilities. All material contributions required to have been made by or on behalf of the Group Companies with respect to plans or arrangements maintained or sponsored by a Group Company (including severance, termination notice, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or fully accrued.

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Section 3.14 Environmental Matters. Except as could not reasonably be expected to have a Company Material Adverse Effect:

(a)               None of the Group Companies have received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any respect of, or a failure to comply in any respect with, or Liability under, any applicable Environmental Laws.

(b)               There is (and since January 1, 2019 there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company pursuant to applicable Environmental Laws.

(c)               The Group Companies are in compliance with Environmental Laws. There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances by the Group Companies in violation of, or which could reasonably be expected to give rise to Liability under, applicable Environmental Laws.

(d)               The Group Companies are in compliance with and have all Permits required pursuant to applicable Environmental Laws with respect to the operation of the Business as currently conducted.

(e)               The Group Companies have made available to GSD copies of all material environmental, health and safety reports and documents that are in any Group Company’s possession or control relating to the current operations, properties or facilities of the Group Companies.

Section 3.15 Intellectual Property.

(a)               Section 3.15(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all currently issued or pending Company Registered Intellectual Property, (ii) Company Party-owned Software other than Off-the-Shelf Software;(iii) Company Licensed Intellectual Property that constitutes an issued or pending application for Patent or Trademark owned, or purported to be owned, by or registered to a third party (each, a “Company Licensed Patent”), and (iv) unregistered Marks or Copyrights owned by any Group Company, in each case, as of the date of this Agreement. Section 3.15(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property and each Company Licensed Patent as of the date of this Agreement (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item, (D) the issuance, registration or application number, as applicable, for such item, and (E) whether the Intellectual Property Rights covered by such an item arose from research and/or activities performed under a government (including U.S. and foreign governments) research, educational institution, or other public funding contract.

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(b)               As of the date of this Agreement, all necessary fees and filings with respect to all Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such Company Registered Intellectual Property in full force and effect. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Group Companies for any Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where such Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. There are no material Proceedings pending, including litigations, interference, re-examination, inter parties review, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such Proceedings are threatened by any Governmental Entity or any other Person.

(c)               A Group Company exclusively owns all right, title and interest in and to all Company-Owned Intellectual Property free and clear of all Liens or obligations to others (other than Permitted Liens). For all Patents owned by the Group Companies, each inventor on the Patent has assigned their rights to a Group Company. Except as set forth in Section 3.15(c) of the Company Disclosure Schedules, no Group Company has (i) transferred ownership of, or granted any exclusive license with respect to, any Company-Owned Intellectual Property or Company Licensed Intellectual Property used or held for use in the business as currently conducted to any other Person, or (ii) granted any customer the right to use any Company Product or service on anything other than a non-exclusive basis. Section 3.15(c) of the Company Disclosure Schedule sets forth a list of all current licenses, sublicenses or other agreements, including covenants not to sue, under which any Person has been granted by any of the Group Companies any right or otherwise has received or acquired any right (whether or not exercisable) or interest in, any Company-Owned Intellectual Property or Company Licensed Intellectual Property, in each case, other than (A) licenses to Off-the-Shelf Software, (B) licenses to Public Software, (C) non-exclusive licenses granted by the Group Companies in the ordinary course of business, and (D) non- disclosure agreements granted by employees, individual consultants or individual contractors of any Group Company pursuant to Contracts with employees, individual consultants or individual contractors, in each case, that do not materially differ from the Group Companies’ form that has been made available to GSD. The applicable Group Company has rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by such Group Company. The Company-Owned Intellectual Property and the Company Licensed Intellectual Property constitute all of the Intellectual Property Rights owned, used or held for use by the Group Companies in the operation of their respective businesses, and all Intellectual Property Rights necessary and sufficient to enable the Group Companies to conduct their respective businesses as currently conducted. The Company Registered Intellectual Property and, to the knowledge of the Company, the Company Licensed Intellectual Property is valid, subsisting and enforceable (except for applications for Company Registered Intellectual Property that have not issued), and all of the Group Companies’ rights in and to the Company Registered Intellectual Property, the Company-Owned Intellectual Property and the Company Licensed Intellectual Property, are valid and enforceable, in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity. Immediately following the Closing, each Group Company shall continue to own and possess or have the rights or licenses sufficient to use all of the Company-Owned Intellectual Property (including Company Software), Company Licensed Intellectual Property Licenses, and Company IT Systems to the same extent as prior to the Closing, and the transaction contemplated by this Agreement will not result in the loss or impairment of any Group Company’s rights therein.

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(d)               Each Group Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the invention, improvement, modification or development of any material Company-Owned Intellectual Property (each such person, a “Creator”) have signed written agreements agreeing to maintain and protect the trade secrets and confidential information of all Group Companies. Each Creator has signed written agreements agreeing to a present assignment to such Group Company all Intellectual Property Rights invented, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with such Group Company.

(e)               Each Group Company has taken commercially reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned by, possessed or used by each Group Company. Without limiting the foregoing, each Group Company has not disclosed any trade secrets, know-how or confidential information to any other Person unless such disclosure was under a written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information of or in the possession of each Group Company, or of any written obligations with respect to such.

(f)                None of the Company-Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property, is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company-Owned Intellectual Property or Company Licensed Intellectual Property.

(g)               Neither the conduct of the business of the Group Companies nor any of the Company Products offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Group Companies nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product infringes, constitutes or results from an unauthorized use or misappropriation of or otherwise violates any Intellectual Property Rights of any other Person.

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(h)               There is and has never been any Proceeding pending nor has any Group Company received any written communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company-Owned Intellectual Property or (iii) inviting any Group Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies.

(i)                 To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Company-Owned Intellectual Property or Company Licensed Intellectual Property. No Group Company has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company-Owned Intellectual Property in any material respect.

(j)                 Each Group Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the computers and other Software- enabled electronic devices that it owns or leases or that is otherwise used by such Group Company and/or its employees in connection with the Group Company business. No Group Company has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to written confidentiality obligations, any of the source code that is Company-Owned Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code that is owned by a Group Company or otherwise constitutes Company-Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to written confidentiality obligations with respect thereto.

(k)               Section 3.15(k) of the Company Disclosure Schedules sets forth all Public Software that is incorporated or embedded in any proprietary Software of a Group Company by any Group Company as of the date of this Agreement. No Group Company has accessed, used, modified, linked to, created derivative works from or incorporated into any proprietary Software that constitutes a product or service offered by a Group Company or is otherwise considered Company-Owned Intellectual Property and that is distributed outside of the Group Companies, or is otherwise used in a manner that may trigger or subject such Group Company to any obligations set forth in the license for such Public Software, any Public Software, in whole or in part, in each case in a manner that (i) requires any Company-Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grants, or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company-Owned Intellectual Property,(iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company-Owned Intellectual Property, or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any Company-Owned Intellectual Property, other than compliance with notice and attribution requirements, in each case, except as is not and could not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

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(l)                 To the Company’s knowledge, none of the Company IT Systems contain any viruses, worms, Trojan horses, bugs, faults or other harmful devices, errors, contaminants or effects that (i) disrupt or adversely affect the functionality of any Company IT Systems or Company Software, or (ii) enable or assist any Person to access any Company IT Systems or Company Software without authorization. Each Group Company maintains commercially reasonable security, disaster recovery, and business continuity procedures and technologies. Each Group Company uses commercially reasonable efforts to protect the confidentiality, operation, and internal and external security of the Company IT Systems and all information therein or transmitted thereby.

Section 3.16 Labor Matters.

(a)               Section 3.16(a) of the Company Disclosure Schedules contains a complete and accurate list of each employee of each Group Company as of the date of this Agreement, setting forth for each employee: (i) the employee’s position or title; (ii) whether classified as exempt or non-exempt for wage and hour purposes; (iii) whether paid on a salary, hourly or commission basis; (iv) the employee’s actual annual base salary (if paid on a salary basis), hourly rate (if paid on an hourly basis), or commission rate (if paid on a commission-only basis), as applicable; (v) bonus and commission potential; (vi) date of hire; (vii) work location; (viii) status (i.e., active or inactive and if inactive, the type of leave and estimated duration); (ix) the entity that employs the individual; and (x) the total amount of Change of Control Payment to be paid to such employee at the Closing or otherwise in connection with the transactions contemplated hereby.

(b)               Section 3.16(b) of the Company Disclosure Schedules contains a complete and accurate list of all Contingent Workers, showing for each such individual: (i) a description of his, her, or its services rendered; (ii) fees and other compensation paid and accrued to such Contingent Worker during calendar year 2021; (iii) fees and other compensation accrued and/or paid, whichever is greater, to such Contingent Worker thus far during calendar year 2022; (iv) actual or estimated hours worked per week; and (v) the primary location (e.g., U.S. state) from which services are performed.

(c)               Each Group Company currently classifies and, to the Company’s knowledge, has properly classified for the last three (3) years each of its employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state, provincial, local and foreign wage and hour Laws (as applicable), except as has not and could not reasonably be expected to result in material Liability to the Group Companies, and is and has been otherwise in material compliance with such Laws. To the extent that any Contingent Workers are or were engaged by any Group Company, such Group Company currently classifies and treats them, and has properly classified and treated them for the last three years, as Contingent Workers (as distinguished from employees) in accordance with applicable Law and for the purpose of all Employee Benefit Plans and perquisites.

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(d)               To the Company’s knowledge, each Group Company is, and for the past three (3) years has been, in material compliance with all applicable Laws and regulations respecting labor and employment matters, including but not limited to fair employment practices, pay equity, the classification of independent contractors, and/or consultants and/or agents, the classification of employees as exempt or non-exempt for wage and hour purposes, workplace safety and health, work authorization and immigration, unemployment compensation, workers’ compensation, accommodation of disabilities, discrimination, harassment, whistleblowing, retaliation, affirmative action, background checks, prevailing wages, terms and conditions of employment, child labor, reductions in force, employee leave and wages and hours, including payment of minimum wages and overtime. No Group Company is delinquent in any payments to any employee or Contingent Worker for any wages, salaries, commissions, bonuses, severance, fees or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to such employees or Contingent Workers.

(e)               To the Company’s knowledge, in the last three (3) years, (i) none of the Group Companies (A) has or has had any material Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalty or other sums for failure to comply with any of the foregoing, and (B) has or has had any material Liability for any failure to pay into any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company, except as has not and could not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies.

(f)                To the Company’s knowledge, in the last three (3) years, no Group Company has experienced a “mass layoff” or “plant closing” as defined by WARN, and no Group Company has incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement.

(g)               No Group Company is a party to, bound by, or negotiating any collective bargaining agreements, work rules or practices, or other agreements or Contracts with any labor organization, labor union, works council or other Person purporting to act as exclusive bargaining representative (“Union”) of any employees or Contingent Workers with respect to the wages, hours or other terms and conditions of employment of any employee or Contingent Worker, nor is there any duty on the part of any Group Company to bargain with any Union. In the last three years, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, in the last three years, there have been no labor organizing activities with respect to any employees of any Group Company nor has the Company engaged in any unfair labor practice.

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(h)               No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Group Companies has occurred within the past six (6) months or is currently contemplated, planned or announced, including as a result of COVID-19 or any applicable employment-related Pandemic Measure. Except as could not reasonably be expected to give rise to a material Liability, to the Company’s knowledge, each Group Company has materially complied with (i) all applicable employment-related Pandemic Measures including, without limitation, all applicable COVID-19 related Laws, regulations, orders and guidance of any Governmental Entity; and (ii) the Families First Coronavirus Response Act (including with respect to eligibility for tax credits under such Act), and any other applicable COVID-19 related leave Law.

(i)                 Except as set forth on Section 3.16(i) of the Company Disclosure Schedules, in the past twelve (12) months (i) no director, officer, or management-level or key employee’s employment with any Group Company has been terminated or furloughed for any reason; and (ii) to the knowledge of the Company, no director, officer, or management- level or key employee, or group of employees or Contingent Workers, has indicated an intention to terminate his, her or their employment or service arrangement with the Company.

(j)                 Currently and, to the knowledge of the Company, within the three (3) years preceding the date of this Agreement, no Group Company has been a party to any form of litigation, arbitration, mediation, investigation (including but not limited to material internal investigations), audit, administrative agency proceeding, other private dispute resolution proceeding, settlement, or out-of-court or pre-charge or pre-litigation arrangement, in each case relating to employment or labor matters concerning the employees or Contingent Workers of the Company (including but not limited to those concerning allegations of employment discrimination, retaliation, breach of contract, noncompliance with wage and hour Laws, the misclassification of employees, independent contractors, consultants or agents, violation of restrictive covenants, sexual or other harassment or misconduct, other unlawful harassment, or unfair labor practices), and no such matters are pending or threatened against any Group Company or any employees or Contingent Workers of any Group Company (in their respective capacity as employees or Contingent Workers of any Group Company), as applicable.

(k)               Except as set forth on Section 3.16(k) of the Company Disclosure Schedules, each employee of each Group Company is employed at-will and no employee is subject to any employment contract with any Group Company, whether oral or written, for a fixed term of employment with any Group Company.

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(l)                 To the Company’s knowledge, in the last three (3) years, no allegations of sexual harassment or sexual misconduct have been made to any Group Company against any employee, officer, or director of any Group Company and no Group Company has otherwise become aware of any such allegations. To the knowledge of the Company, there are no facts that could reasonably be expected to give rise to a claim of sexual harassment or misconduct, other unlawful harassment or unlawful discrimination or retaliation against or involving any Group Company or any employee, officer, or director of any Group Company. In the last three years, there have not been any internal investigations by or on behalf of any Group Company with respect to any claims or allegations of sexual harassment, misconduct or abuse against or involving any employee, officer, or director of any Group Company, nor have there been any settlements or out-of-court or pre-charge or pre-litigation arrangements relating to such matters.

(m)             To the Company’s knowledge, no Group Company (i) is subject to any affirmative action obligations under any Law, including, without limitation, Executive Order 11246, and/or (ii) is a government contractor or subcontractor for purposes of any Law with respect to the terms and conditions of employment, including, without limitation, the Service Contracts Act or prevailing wage Laws.

(n)               There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and no Group Company has been reassessed in any material respect under such legislation during the past three years and, to the knowledge of the Company, no audit of any Group Company is currently being performed pursuant to any applicable workplace safety and insurance legislation.

(o)               True and complete copies of all work permits and labor market impact assessment opinion confirmations relating to employees of any Group Company have been made available to GSD. Each Group Company is in compliance with all terms and conditions of the work permits and the labor market impact assessment confirmations. No audit by a Governmental Entity is being conducted, or to the Company’s knowledge, is pending in respect of any foreign workers.

Section 3.17 Insurance. Section 3.17 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to GSD. No claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and could not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

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Section 3.18 Tax Matters.

(a)               To the Company’s knowledge, each Group Company has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each Group Company has paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return, and has paid all assessments and reassessments in respect of Taxes in all material respects. Each Group Company has made full and adequate provision in its books and records and interim financial statements for all Taxes which are not yet due and payable but which relate to periods ending on or before the Effective Time. To the Company’s knowledge, no Group Company has received a refund of Taxes to which it was not entitled.

(b)               Except as set forth in Section 3.18(b) of the Disclosure Schedules, to the Company’s knowledge, each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party. To the Company’s knowledge, each Group Company has, to the extent required under applicable Laws, duly charged, collected and remitted on a timely basis all material Taxes on any sale, supply or delivery whatsoever, made by it.

(c)               No Group Company is currently the subject of a Tax audit or examination with respect to material Taxes. No Group Company has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes.

(d)               No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e)               No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(f)                To the Company’s knowledge, no Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g)               There are no Liens for material Taxes on any assets of the Group Companies other than Permitted Liens.

(h)               During the two (2)-year period ending on the date of this Agreement, to the Company’s knowledge, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

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(i)                 To the Company’s knowledge, no Group Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates), or (ii) has any material Liability for the Taxes of any Person (other than a Group Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).

(j)                 In the past three (3) years, to the Company’s knowledge, no written claims have been received by any Group Company from any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k)               No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l)                 Each Group Company is a tax resident only in its jurisdiction of formation.

(m)             No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n)               No Group Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date of any GSD Party or any of their respective Affiliates not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 3.19 Brokers. Except for fees payable to Persons set forth on Section 3.19 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.

Section 3.20 Real and Personal Property.

(a)               Owned Real Property. No Group Company owns any real property.

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(b)               Leased Real Property. Section 3.20(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to GSD. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Real Property Leases in each case if such event could reasonably be expected to have a material adverse impact on the ability to use the Leased Real Property for the operation of the Business as currently conducted.

(c)               Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Group Companies reflected in the Financial Statements or thereafter acquired by the Group Companies used or held for use in the operation of the Company’s Business, except for assets disposed of in the ordinary course of business, and such material assets and properties constitute all of the material assets and properties of, or used by, the Group Companies necessary to operate the Business of the Group Companies in the same manner as presently conducted.

Section 3.21 Transactions with Affiliates. Section 3.21 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equity holder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies entered into in the ordinary course of business, (ii) Contracts with respect to a Company Stockholder’s and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Company Related Party (A) owns any interest in any material asset used in any Group Company’s business, or (B) owes any material amount to, or is owed any material amount by, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.21 are referred to herein as “Company Related Party Transactions”.

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Section 3.22 Data Privacy and Security.

(a)               Except as set forth on Section 3.22(a) of the Company Disclosure Schedules, each Group Company has implemented written internal and external policies relating to the Processing of Personal Data as and to the extent required by applicable Privacy Law (“Privacy and Data Security Policies”). Except as set forth on Section 3.22(a) of the Company Disclosure Schedules, for the past three (3) years, to the knowledge of the Company, each Group Company has at all times complied with all applicable Privacy Laws, the Privacy and Data Security Policies, and contractual obligations entered into by a Group Company relating to the Processing of Personal Data and any other applicable industry standards or requirements binding upon such Group Company (collectively, the “Privacy Requirements”).

(b)               The Company has not received notice of any pending Proceedings, nor has there been any material Proceedings against any Group Company initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; (iii) any other Governmental Entity; or (iv) any state, federal, or international data protection authority, in each case, alleging that any Processing of Personal Data by or on behalf of a Group Company is in violation of any Privacy Requirements.

(c)               Except as set forth on Section 3.22(c) of the Company Disclosure Schedules, for the past three (3) years, to the knowledge of the Company, (i) there has been no material unauthorized access, use or disclosure of Personal Data in the possession or control of any Group Company and/or any of the service providers of any Group Company and (ii) there have been no unauthorized intrusions or breaches of security into any Company IT Systems under the control of any Group Company.

(d)               Each Group Company owns or has a license to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted. Each Group Company has taken commercially reasonable steps to protect (i) the operation, confidentiality, integrity and security of the Company IT systems and (ii) personal data in the Group Company’s possession or control, or otherwise processed by the Group Company, from unauthorized, accidental or unlawful use, disclosure and modification.

(e)               To the knowledge of the Company, each Group Company is, and at all times has been, in compliance with all legal requirements that are applicable to each Group Company’s business as presently conduct pertaining to sales, marketing, and electronic communications, including, without limitation, the U.S. CAN-SPAM Act, the U.S. Telephone Consumer Protection Act (TCPA), and the Fair Credit Reporting Act (FCRA).

(f)                Each Group Company has reasonable procedures in place to ensure that the third parties with which such Group Company shares or transfers Personal Data are required to protect the confidentiality of the shared or transferred Personal Data in compliance with all applicable Privacy Requirements. Each Group Company has contractual arrangements with such third parties that comply with all applicable Privacy Requirements to the extent applicable to the third party’s services, use, or processing of Personal Data.

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Section 3.23 Compliance with International Trade & Anti-Corruption Laws.

(a)               Each of the Group Companies is in material compliance with all Sanctions and Export Control Laws, Anti-Corruption Laws, and Anti-Money Laundering Laws.

(b)               There is no Proceeding pending or, to the Company’s knowledge, threatened against any Group Company or their respective Representatives that relates to a violation of Sanctions and Export Control Laws, Anti-Corruption Laws, or Anti-Money Laundering Laws.

(c)               Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, in the past five years, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity, (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws,(iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii), or (iv) otherwise engaging in unlawful dealings with or for the benefit of any Person described in clauses (i) - (iii) or any country or territory which is or has, during the past three years, been the subject of or target of any comprehensive Sanctions and Export Control Laws.

(d)               Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any improper contributions, directly or indirectly, to a domestic or foreign political party or candidate, or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 3.24 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement, including the Joint Proxy Statement/Prospectus will, when the Registration Statement is declared effective or when the Joint Proxy Statement/Prospectus is mailed to the Pre-Closing GSD Holders and the Company Stockholders or at the time of the GSD Stockholders Meeting and the Company Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

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Section 3.25 Warranties; Product Liability.

(a)               To the knowledge of the Company, each product or service provided by the Group Companies to a purchaser was provided in material conformity with all applicable contractual commitments and all express warranties by which the Group Companies are bound. To the knowledge of the applicable Company Party, there are no claims or other Proceedings threatened or that have been submitted or asserted, relating to breach of any guarantee, warranty or indemnity relating to any products designed, sold, manufactured, distributed or delivered by, or services provided by, the Group Companies and, to the knowledge of the applicable Company Party, there is no reasonable basis for any present or future claim or other Proceeding that would reasonably be expected to give rise to any such liability. To the knowledge of the applicable Company Party, there is no design defect, nor any failure to warn, with respect to any products now or previously designed, tested, sold, manufactured, distributed or delivered by, or services now or previously provided by, the Group Companies.

(b)               There are no claims or other Proceedings pending, to the knowledge of the applicable Company Party, threatened, or other Proceeding the have been submitted or asserted, alleging that the Group Companies have any Liability (whether in negligence, breach of warranty, strict liability, failure to warn, or otherwise) arising out of or relating to any claimed injury or damage to individuals or property as a result of the claimed ownership, possession or use of any products or services allegedly designed, tested, sold, manufactured, distributed or delivered by the Group Companies.

Section 3.26 Investigation; No Other Representations.

(a)               The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the GSD Parties and (ii) it has been furnished with or given access to such documents and information about the GSD Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)               In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article IV, in the Ancillary Documents to which it is or will be a party, and in the certificate delivered pursuant to Section 6.3(c)(i) and no other representations or warranties of any GSD Party, any GSD Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article IV, in the Ancillary Documents to which it is or will be a party and in the certificate delivered pursuant to Section 6.3(c)(i), none of the GSD Parties, any GSD Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE GSD PARTIES

(a)   Subject to Section 8.8, except as set forth on the GSD Disclosure Schedules, or (b) except as set forth in any GSD SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each GSD Party hereby represents and warrants to the Company as follows:

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Section 4.1 Organization and Qualification. Each GSD Party is a corporation duly organized, incorporated, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2 Authority. Each GSD Party has the requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the GSD Stockholder Approval and the approvals and consents to be obtained by Merger Sub pursuant to Section 5.9, the execution and delivery of this Agreement, the Ancillary Documents to which a GSD Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of such GSD Party. This Agreement has been and each Ancillary Document to which a GSD Party is or will be a party will be, upon execution thereof, duly and validly executed and delivered by such GSD Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such GSD Party (assuming this Agreement has been and the Ancillary Documents to which such GSD Party is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such GSD Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.3 Consents and Requisite Governmental Approvals; No Violations.

(a)               No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of a GSD Party with respect to such GSD Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of Nasdaq to permit the GSD Class A Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on Nasdaq, (iv) filing of the Certificates of Merger, (v) the approvals and consents to be obtained by Merger Sub pursuant to Section 5.10, (vi) the GSD Stockholder Approval, (vii) the Sponsor Approval, or (viii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which could not reasonably be expected to have a GSD Material Adverse Effect.

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(b)               Neither the execution, delivery or performance by a GSD Party of this Agreement nor the Ancillary Documents to which a GSD Party is or will be a party nor the consummation by a GSD Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of a GSD Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which a GSD Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such GSD Party or any of its properties or assets are bound, or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of a GSD Party, except in the case of clauses (ii) through (iv) above, as could not reasonably be expected to have a GSD Material Adverse Effect.

Section 4.4 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the GSD Disclosure Schedules (which fees shall be the sole responsibility of the GSD, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of GSD for which GSD has any obligation.

Section 4.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of either GSD Party expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement, including the Joint Proxy Statement/Prospectus will, when the Registration Statement is declared effective or when the Joint Proxy Statement/Prospectus is mailed to the Pre-Closing GSD Holders and the Company Stockholders or at the time of the GSD Stockholders Meeting or the Company Stockholders, and in the case of any amendment or supplement thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6 Capitalization of the GSD Parties.

(a)               Section 4.6(a) of the GSD Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of all of the issued and outstanding GSD Class A Shares as of immediately prior to the consummation of the Merger. All outstanding Equity Securities of GSD prior to the consummation of the Merger have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of GSD and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of GSD) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for the GSD Class A Shares set forth on Section 4.6(a) of the GSD Disclosure Schedules (taking into account, for the avoidance of doubt, any changes or adjustments to the GSD Class A Shares as a result of, or to give effect to, the Merger and assuming that no GSD Stockholder Redemptions are effected), immediately prior to Closing, there shall be no other outstanding Equity Securities of GSD.

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(b)               After giving effect to the Merger and the transactions contemplated by this Agreement, (i) the Merger Consideration will be duly authorized, validly issued and fully paid and non-assessable, (ii) will not be issued in violation of the Governing Documents of GSD and (iii) will not be subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of the Company) and will not be issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person.

(c)               Except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed to by the Company and GSD, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require GSD, and, except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed in writing by the Company and GSD, there is no obligation of GSD, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of GSD.

(d)               The authorized capital stock of Merger Sub consists of 10,000 shares of common stock, par value $0.0001 per share, and as of the date hereof, all such shares are issued and outstanding. The Equity Securities of Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which Merger Sub is a party or bound. All of the outstanding Equity Securities of Merger Sub are owned directly by GSD free and clear of all Liens (other than transfer restrictions under applicable Securities Law). As of the date of this Agreement, GSD has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Merger Sub.

Section 4.7 GSD SEC Filings. GSD has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any information incorporated by reference therein, and as they have been supplemented, modified or amended since the time of filing, the “GSD SEC Reports”). Each of the GSD SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied in all material respects with the applicable requirements of the Federal Securities Laws applicable to the GSD SEC Reports. As of their respective dates of filing, the GSD SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters received from the SEC with respect to the GSD SEC Reports.

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Section 4.8 Trust Account. As of the date of this Agreement, GSD has an amount in cash in the Trust Account equal to at least $108,783,904. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated as of August 30, 2021 (the “Trust Agreement”), between GSD and Continental, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the GSD SEC Reports to be inaccurate in any material respect or, to GSD’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing GSD Holders who shall have elected to redeem their GSD Class A Shares pursuant to the Governing Documents of GSD or (iii) if GSD fails to complete a business combination within the allotted time period set forth in the Governing Documents of GSD and liquidates the Trust Account, subject to the terms of the Trust Agreement, GSD (in limited amounts to permit GSD to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of GSD) and then the Pre-Closing GSD Holders. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of GSD and the Trust Agreement. GSD has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of GSD, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. GSD has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing GSD Holders who have elected to redeem their GSD Class A Shares pursuant to the Governing Documents of GSD, each in accordance with the terms of and as set forth in the Trust Agreement, GSD shall have no further obligation under either the Trust Agreement or the Governing Documents of GSD to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 4.9 Transactions with Affiliates. of the GSD Disclosure Schedules sets forth all Contracts between (a) GSD, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including the Sponsor) or Affiliate of either GSD or the Sponsor, on the other hand (each Person identified in this clause (b), an “GSD Related Party”), other than (i) Contracts with respect to a GSD Related Party’s employment with, or the provision of services to, GSD entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation), or (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.10 or entered into in accordance with Section 5.10. No GSD Related Party (A) owns any interest in any material asset used in the business of GSD, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of GSD, or (C) owes any material amount to, or is owed material any amount by, GSD. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.9 are referred to herein as “GSD Related Party Transactions”.

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Section 4.10 Litigation. There is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to GSD knowledge, threatened against or involving any GSD Party that, if adversely decided or resolved, would be material to the GSD Parties, taken as a whole, or which in any manner challenges or seeks to prevent the transactions contemplated hereby. None of the GSD Parties nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by any GSD Party pending against any other Person.

Section 4.11 Compliance with Applicable Law. Each GSD Party is (and since its incorporation has been) in compliance with all applicable Laws, except as could not reasonably be expected to have a GSD Material Adverse Effect.

Section 4.12 Business Activities.

(a)               Since its incorporation, GSD has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in GSD’s Governing Documents, there is no Contract binding upon any GSD Party or to which any GSD Party is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

(b)               Merger Sub was incorporated solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its incorporation or continuing corporate existence or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

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Section 4.13 Internal Controls; Listings; Financial Statements.

(a)               Except as is not required in reliance on exemptions from various reporting requirements by virtue of GSD’s status as an “emerging growth company” as defined in Rule 12b-2 under the Exchange Act, or a “smaller reporting company” as defined in Rule 12b-2 under the Exchange Act, since its initial public offering, (i) GSD has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of GSD’s financial reporting and the preparation of GSD’s financial statements for external purposes in accordance with GAAP and that: (a) all transactions by or with GSD and its Subsidiaries are executed in accordance with management’s authorizations; and (b) all transactions by or with GSD and its Subsidiaries are recorded as necessary to permit the preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for GSD’s and its Subsidiaries’ assets and liabilities, and (ii) GSD has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to GSD is made known to GSD’s principal executive officer and principal financial officer by others within GSD as appropriate to allow timely decisions regarding required disclosure.

(b)               Since its initial public offering, GSD has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding GSD Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. There is no Proceeding pending or, to the knowledge of GSD, threatened against GSD by Nasdaq or the SEC with respect to any intention by such entity to deregister GSD Class A Shares or prohibit or terminate the listing of GSD Class A Shares on Nasdaq. GSD has not taken any action that is designed to terminate the registration of GSD Class A Shares under the Exchange Act.

(c)               The GSD SEC Reports contain true and complete copies of the applicable GSD Financial Statements. Except as disclosed in the GSD SEC Reports, the GSD Financial Statements (i) fairly present in all material respects the financial position of GSD as at the respective dates thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited GSD Financial Statements, were audited in accordance with the standards of the PCAOB, and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(d)               GSD maintains and, for all periods covered by the GSD Financial Statements, has maintained books and records of GSD in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of GSD in all material respects.

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(e)               Since its incorporation, GSD to its knowledge has not received any written complaint, allegation, assertion or claim that, as alleged therein, would constitute (i) a “significant deficiency” in the internal control over financial reporting of GSD, (ii) a “material weakness” in the internal control over financial reporting of GSD or (iii) Fraud, whether or not material, that involves management or other employees of GSD who have a significant role in the internal control over financial reporting of GSD

Section 4.14 No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 4.14 of the GSD Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (it being understood and agreed that the expected third parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 4.14 of the GSD Disclosure Schedules), (c) that are incurred in connection with or incident or related to a GSD Party’s incorporation, or continuing corporate existence, in each case, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (e) that are either permitted pursuant to Section 5.10(d) or incurred in accordance with Section 5.10(d) (for the avoidance of doubt, in each case, with the written consent of the Company) or (f) set forth or disclosed in the GSD Financial Statements included in the GSD SEC Reports, none of the GSD Parties has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP..

Section 4.15 Tax Matters.

(a)               GSD has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and GSD has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b)               GSD has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c)               GSD is not currently the subject of a Tax audit or examination with respect to material taxes. GSD has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d)               GSD is not currently the subject of a Tax audit or examination with respect to material taxes. GSD has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

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(e)               No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to any GSD Party which agreement or ruling would be effective after the Closing Date.

(f)                None of the GSD Parties is and none of the GSD Parties has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g)               None of the GSD Parties has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the knowledge of GSD, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by a Group Company or a Company Stockholder or any of their respective Affiliates in each case not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 4.16 Investigation; No Other Representations.

(a)               Each GSD Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)  In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each GSD Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article III, in the Ancillary Documents to which it is or will be a party, and in the certificate delivered pursuant to Section 6.2(d)(i) and no other representations or warranties of the Company, any Company Non-Party Affiliate or any other Person, either express or implied, and each GSD Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article III, in the Ancillary Documents to which it is or will be a party, and in the certificate delivered pursuant to Section 6.2(d)(i), none of the Company, any Company Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

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Section 4.17 Employees and Employee Benefit Plans. None of the GSD Parties (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any liability under any Employee Benefit Plans (substituting “GSD Party” for “Group Company” in the definition thereof). Neither the execution and delivery of this Agreement or the Ancillary Documents to which it is or will be a party nor the consummation of the transactions contemplated hereby and thereby will: (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of GSD; or (ii) result in the acceleration of the time of payment or vesting of any such benefits. Other than reimbursement of any out-of-pocket expenses incurred by GSD’s officers and directors in connection with activities on GSD’s behalf in an aggregate amount not in excess of the amount of cash held by GSD outside of the Trust Account, GSD has no unsatisfied material liability with respect to any officer or director.

Section 4.18 Properties. GSD does not own, license or otherwise have any right, title or interest in any material Intellectual Property Rights (other than Marks). GSD does not own, or otherwise have an interest in, any real property, including under any real property lease, sublease, space sharing, license or other occupancy agreement.

Section 4.19 Compliance with International Trade & Anti-Corruption Laws.

(a)               Since GSD’s incorporation, neither GSD nor, to GSD’s knowledge, any of its Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in unlawful dealings with or for the benefit of any Person described in clauses (i) - (iii) or any country or territory which is or has, since GSD’s incorporation, been the subject of or target of any Sanctions and Export Control Laws.

(b)  Since GSD’s incorporation, neither GSD nor, to GSD’s knowledge, any of its Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any improper contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws..

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ARTICLE V

COVENANTS

Section 5.1 Conduct and Business of the Company.

(a)               From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(a) of the Company Disclosure Schedules, or as consented to in writing by GSD (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, Permits, properties and material business relations of the Group Companies, taken as a whole.

(b)               Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall not and shall cause its Subsidiaries not to do any of the following, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by GSD:

(i)                 declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company;

(ii)              (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii)            adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents;

(iv)             other than as set forth below or as disclosed in Schedule 5.1(b) of the Company Disclosure Schedules, transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company;

(v)               sell, exclusively license, abandon, permit to lapse, assign or transfer any material Company Parties Owned Intellectual Property;

(vi)             incur, create or assume any Indebtedness, other than ordinary course trade payables unless provided prior written approval from GSD;

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(vii)          make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;

(viii)        other than as disclosed in Schedule 5.1(b), and except (x) as required under the terms of any Employee Benefit Plan of any Group Company that is set forth on the Section 3.13(a) of the Company Disclosure Schedules, (y) in the ordinary course of business consistent with past practice (it being understood and agreed, for the avoidance of doubt, that in no event shall the exception in this clause (y) be deemed or construed as permitting any Group Company to take any action that is not permitted by any other provision of this Section 5.1(b)), or (z) as required by applicable Law, (A) amend, modify, adopt, enter into or terminate any material Employee Benefit Plan of any Group Company or any material benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (B) increase the compensation or benefits payable to any current or former director, manager, officer, employee, or Contingent Worker of any Group Company earning annual compensation in excess of $150,000, or increase the aggregate annual compensation or benefits payable to any other current or former director, manager, officer, employee, or Contingent Worker of any Group Company to be greater than $85,000, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, or Contingent Worker of any Group Company, (D) take any action to accelerate the vesting of any securities; (E) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (F) pay any special bonus or special remuneration to any director, officer or employee of any Group Company, (G) terminate or furlough the employment of any director, officer, management-level or key employee of any Group Company, or (H) enter into a settlement agreement with any current or former director, officer, or employee of any Group Company without first providing two (2) days written notice to GSD;

(ix)             make, change or revoke any material election concerning Taxes, claim any reserve that may cause a material income inclusion in any Tax period after Closing;

(x)               enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies in excess of $500,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or GSD or any of its Affiliates after the Closing);

(xi)             authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

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(xii)          change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xiii)        enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement without first providing two (2) days written notice to GSD;

(xiv)         make any Change of Control Payment that is not set forth on Section 3.2(f) of the Company Disclosure Schedules;

(xv)           (A) amend, modify or terminate any Material Contract of the type described in Section 3.9(a)(ix) (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms), (B) waive any material benefit or right under any Material Contract of the type described in Section 3.9(a)(ix) or (C) enter into any Contract that would constitute a Material Contract of the type described in Section 3.9(a)(ix);

(xvi)         terminate or fail to timely renew, or otherwise take any act or omission that would impair the continued maintenance or renewal of, any Permit required for the operation of the Business as it is currently conducted; or

(xvii)      agree to take, or cause to be taken, any of the actions set forth in this Section 5.1.

Notwithstanding anything in this Section 5.1 or elsewhere in this Agreement to the contrary, nothing set forth in this Agreement shall give GSD, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing; nor shall anything set forth in this Section 5.1 or otherwise in this Agreement prohibit the Company from issuing (A) securities from time to time in one or more tranches pursuant to that certain Equity Financing Agreement, dated May 27, 2022 (the “Equity Line”), with GHS Investments LLC, and (B) convertible promissory notes (such notes, the “Rollover Notes”), up to a maximum aggregate amount of issuances pursuant to items (A) and (B) of this paragraph of $6,000,000 plus the remaining amount under the Equity Line of Credit (the “Cap”), and in each instance, with the proceeds thereof to be used solely for working capital and operational purposes. If the Closing does not occur by January 31, 2023, the Cap shall be increased by $500,000 per month until such time as the earlier of the Closing hereunder or the expiration or termination of this Agreement.

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Section 5.2 Efforts to Consummate; Litigation.

(a)               Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article VI and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, (ii) to execute and delivery such Ancillary Document when required pursuant to this Agreement, and (iii) using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the Subscription Agreements. In furtherance of the foregoing, and not in limitation thereof, each of GSD and the Company (and, to the extent applicable, the Surviving Company) shall take all such actions as are reasonably necessary to fulfill the closing conditions set forth in Sections 6.1, 6.2, and 6.3 of this Agreement. Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. The Company shall bear the costs incurred in connection with obtaining such Consents; provided, however, that the GSD Parties, on the one hand, and the Company, on the other hand, shall pay 50% of the HSR Act filing fee; and provided, further, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents. Each Party shall (i) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within five (5) Business Days) following the date of this Agreement and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. GSD shall promptly inform the Company of any communication between any GSD Party, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform GSD of any communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, (A) the Parties agree that if available to request early termination of the applicable waiting period under the HSR Act, and (B) each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of GSD and the Company. Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets, lines of business or facilities of any Group Company or any entity, facility, line of business or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with GSD’s and the Company’s prior written consent.

(b)                 From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the GSD Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any GSD Party) or GSD (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any GSD Party, the Company, or, in the case of the Company, GSD in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any GSD Party, the Company, or, in the case of the Company, GSD, the opportunity to attend and participate in such meeting or discussion.

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(c)               Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article V that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(d)               From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, GSD, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of GSD, any of the GSD Parties or any of their respective Representatives (in their capacity as a representative of a GSD Party) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a representative of a Group Company). GSD and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation (to the extent such action would not jeopardize an attorney-client privilege or the attorney work product doctrine), (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with the other, including with respect to the defense, settlement and compromise of any such Transaction Litigation. Notwithstanding the foregoing, GSD shall, subject to and without limiting the covenants and agreements, and the rights of the Company, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation; provided, however, that in no event shall GSD or any of its respective Representatives settle or compromise any Transaction Litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed).

Section 5.3 Confidentiality and Access to Information.

(a)               From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to GSD and its authorized Representatives during normal business hours reasonable access to the directors, officers, books and records, and premises of the Group Companies, in a manner so as to not interfere with the normal business operations of the Group Companies). Notwithstanding the foregoing, none of the Group Companies shall be required to provide Law, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy, or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and any GSD Party, any GSD Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

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(b)               books and records of the GSD Parties (in a manner so as to not interfere with the normal business operations of the GSD Parties). Notwithstanding the foregoing, GSD shall not be required to provide, or cause to be provided to, the Company or any of its authorized Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any GSD Party is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any GSD Party with respect to confidentiality, non- disclosure or privacy or (D) jeopardize protections afforded to any GSD Party under the attorney- client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), GSD shall use, and shall cause the other GSD Parties to use, commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if a GSD Party, on the one hand, and any Group Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that GSD shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

Section 5.4 Public Announcements.

(a)               Subject to Section 5.4(b), Section 5.7 and Section 5.8, none of the Parties shall, nor shall any of the Parties authorize any of their respective Representatives on such Party’s behalf to, issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company, the Sponsor and GSD or, after the Closing, the Sponsor and GSD, which consent shall not be unreasonably delayed or withheld; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Company, if the disclosing party is any GSD Party, or GSD and the Sponsor, if the disclosing party is the Company, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, or (B) after the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Sponsor and GSD and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made or obtained under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that the Sponsor and its Affiliates may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities, in each case, of any Affiliate of the Sponsor.

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(b)               The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and GSD prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, each of GSD and the Company shall file a Current Report on Form 8-K (the “Signing Filings”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which (x) with respect to the Form 8-K to be filed by GSD, the Company shall have the opportunity to review and comment upon prior to filing and GSD shall consider such comments in good faith, and (y) with respect to the Form 8-K to be filed by the Company, GSD shall have the opportunity to review and comment upon prior to filing and the Company shall consider such comments in good faith. The Company, on the one hand and GSD on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or GSD, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), each of GSD and the Company shall file a Current Report on Form 8-K (the “Closing Filings”) with the Closing Press Release and a description of the Closing as required by Securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filings, the Closing Press Release and the Closing Filings, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equity holders, and such other matters as may be reasonably necessary for such press release or filing.

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Section 5.5 Tax Matters.

(a)               Tax Treatment.

(i)                 The Parties intend that, for U.S. federal and applicable state and local income tax purposes, the Merger shall be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368 of the Code, and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to so qualify. The Parties shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the treatment described in this Section 5.6(a)(i) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.

(ii)              GSD and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede the Merger qualifying for the Intended Tax Treatment.

(iii)            If, in connection with the preparation and filing of the Registration Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, GSD and the Company shall deliver to The Doney Law Firm and Business Legal Advisors, LLC (or specific counsel appointed for such purpose), respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement, and, if required, Business Legal Advisors, LLC (or specific counsel appointed for such purpose) shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Merger.

(b)               Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided.

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Section 5.6 Exclusive Dealing.

(a)               From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, or knowingly encourage (including by means of furnishing or disclosing information) or facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal; (ii) furnish or disclose any non-public information relating to the Group Companies to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) except for any existing Contract, prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company (or any successor of any Group Company), including filing, amending or supplementing any registration statement relating to a public offering of any Equity Securities of any Group Company (or any successor of any Group Company), or causing any such registration statement to become effective; or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify GSD promptly (and in any event within two (2) Business Days) upon receipt of any Company Acquisition Proposal by any Group Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep GSD reasonably informed on a current basis of any modifications to such offer or information. The Company shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons (other than GSD) conducted prior to or as of the date hereof by the Company or any of its Subsidiaries, and will cause the other Group Companies and its and their respective Representatives to cease and cause to be terminated any and all existing activities, discussions or negotiations, that would reasonably be expected to lead to a Company Acquisition Proposal, and shall, as promptly as practicable, terminate access by each such Person and its Representatives to any online or other data rooms containing any non-public information in respect of the Company or any of its Subsidiaries for the purpose of permitting such Persons to evaluate a potential Company Acquisition Proposal. For clarity, any actions taken by any of the Representatives of the Group Companies that are inconsistent with this Section 5.6(a) will be deemed to be a breach of this Section 5.6(a) by the Group Companies. For the avoidance of doubt, nothing set forth in this or any other section of this Agreement shall, or shall be deemed to, prohibit the Company from pursuing discussions with potential acquisition candidates or consummating transactions with such candidates provided that no such transaction constitutes a Company Acquisition Proposal.

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(b)               From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the GSD Parties shall not, and each of them shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, or knowingly encourage (including by means of furnishing or disclosing information) or facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes, or could reasonably be expected to lead to, a GSD Acquisition Proposal; (ii) furnish or disclose any non-public information relating to GSD or any of its Subsidiaries to any Person in connection with, or that could reasonably be expected to lead to, a GSD Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a GSD Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of any GSD Party (or any successor of any GSD Party); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. GSD agrees to (A) notify the Company promptly upon receipt of any GSD Acquisition Proposal by any GSD Party, and to describe the material terms and conditions of any such GSD Acquisition Proposal in reasonable detail (including the identity of any person or entity making such GSD Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information. For clarity, any actions taken by any of the Representatives of GSD that are inconsistent with this Section 5.6(b) will be deemed to be a breach of this Section 5.6(b) by GSD. GSD shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons (other than with the Group Companies) conducted prior to or as of the date hereof by any of the GSD Parties, and will cause its Representatives to cease and cause to be terminated any and all existing activities, discussions or negotiations, that would reasonably be expected to lead to a GSD Acquisition Proposal, and shall, as promptly as practicable, terminate access by each such Person and its Representatives to any online or other data rooms containing any non-public information in respect of GSD or any of its Subsidiaries for the purpose of permitting such Persons to evaluate a potential GSD Acquisition Proposal.

Section 5.7 Preparation of Registration Statement. As promptly as reasonably practicable and no later than forty-five (45) days following the date of this Agreement, GSD and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either GSD or the Company, as applicable), and GSD shall file with the SEC, the Registration Statement (it being understood that the Registration Statement shall include the Joint Proxy Statement/Prospectus, in connection with the registration under the Securities Act of the offer and sale of the GSD Class A Shares to be issued in the Merger and which will be used as a proxy statement for the GSD Stockholders Meeting and the Company Stockholders Meeting. Each of GSD and the Company shall use its reasonable best efforts to (a) cause the Registration Statement, including the Joint Proxy Statement/Prospectus, to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement and the Joint Proxy Statement/Prospectus under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC);(b) promptly notify the other of any comments of the SEC or its staff with respect to the Registration Statement received by such Party, and respond promptly thereto; (c) have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. GSD, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for inclusion in any other statement, filing, notice or application made by or on behalf of GSD to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 5.5(a)(iii). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement and/or the Joint Proxy Statement/Prospectus, then: (i) such Party shall promptly inform, in the case of any GSD Party, the Company, or, in the case of the Company, GSD, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of GSD, the Company, or, in the case of the Company, GSD (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement and/or the Joint Proxy Statement/Prospectus; (iii) GSD shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in disseminating such amendment or supplement to the Pre-Closing GSD Holders and the Company Stockholders. GSD shall as promptly as is reasonably practicable advise the Company of the time of effectiveness of the Registration Statement, the issuance of any stop order relating thereto or the suspension of the qualification of GSD Class A Shares for offering or sale in any jurisdiction, and GSD and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use their reasonable best efforts to ensure that none of the information related to it or any of its Non-Party Affiliates or its or their respective Representatives, supplied by or on their behalf for inclusion or incorporation by reference in the Registration Statement, including the Joint Proxy Statement/Prospectus will, at the time the Registration Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

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Section 5.8 GSD Stockholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement is declared effective under the Securities Act, GSD shall (a) duly give notice of and (b) use best efforts to duly convene and hold a meeting of its stockholders (the “GSD Stockholders Meeting”) in accordance with the Governing Documents of GSD, for the purposes of obtaining the GSD Stockholder Approval and, if applicable, any approvals related thereto and providing its stockholders with the opportunity to elect to effect a GSD Stockholder Redemption. GSD shall, through approval of its board of directors, recommend to its stockholders (the “GSD Board Recommendation”), (i) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) (the “Business Combination Proposal”); (ii) the adoption and approval of the issuance of the GSD Class A Shares in connection with the transactions contemplated by this Agreement as required by Nasdaq listing requirements (the “Nasdaq Proposal”); (iii) the adoption and approval of the amendments to the Governing Documents of GSD contemplated by the GSD Certificate of Incorporation and the GSD Bylaws (the “Governing Document Proposals”); (iv) the adoption and approval of the GSD Incentive Equity Plan (the “Equity Incentive Plan Proposal”); (v) the election of directors effective as of the Closing as contemplated by Section 5.16(a) and Section 5.16(b); (vi) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement or in correspondence related thereto; (vii) the adoption and approval of each other proposal reasonably agreed to by GSD and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (viii) the adoption and approval of a proposal for the adjournment of the GSD Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (viii) together, the “Transaction Proposals”); provided, that GSD may adjourn the GSD Stockholders Meeting (A) to solicit additional proxies for the purpose of obtaining the GSD Stockholder Approval, (B) for the absence of a quorum, or (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that GSD has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing GSD Holders prior to the GSD Stockholders Meeting; provided that, without the consent of the Company, in no event shall GSD adjourn the GSD Stockholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. The GSD recommendation contemplated by the preceding sentence shall be included in the Registration Statement. Except as otherwise required by applicable Law, GSD covenants that none of the GSD Board or GSD nor any committee of the GSD Board shall withdraw or modify, or propose publicly or by formal action of the GSD Board, any committee of the GSD Board or GSD to withdraw or modify, in a manner adverse to the Company, the GSD Board Recommendation or any other recommendation by the GSD Board or GSD of the proposals set forth in the Registration Statement.

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Section 5.9 Merger Sub Stockholder Approval. As promptly as reasonably practicable (and in any event within (1) one Business Day) following the date of this Agreement, GSD, as the sole stockholder of Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

Section 5.10 Conduct of Business of GSD. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, GSD shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the PIPE Financing), as required by applicable Law, as set forth on Section 5.10 of the GSD Disclosure Schedules or as consented to in writing by the Company, do any of the following:

(a)               adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of any GSD Party or any of its Subsidiaries;

(b)               declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of GSD or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of GSD or any of its Subsidiaries, as applicable;

(c)               split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(d)               incur, create or assume any Indebtedness or other Liability;

(e)               make any loans or advances to, or capital contributions in, any other Person, other than to, or in, GSD or any of its Subsidiaries;

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(f)                issue any Equity Securities of GSD or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the foregoing of GSD or any of its Subsidiaries;

(g)               enter into, renew, modify or revise any GSD Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a GSD Related Party Transaction);

(h)               engage in any activities or business, other than activities or business (i) in connection with or incident or related to such Person’s incorporation or continuing corporate existence, (ii) contemplated by, or incident or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature;

(i)                 make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(j)                 authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(k)               enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(l)                 change its methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards; or

(m)             enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.10.

Notwithstanding anything in this Section 5.10 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of any GSD Party, and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any GSD Party from using the funds held by GSD outside the Trust Account to pay any GSD Expenses or from otherwise distributing or paying over any funds held by GSD outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

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Section 5.11 Nasdaq Listing. GSD shall use its reasonable best efforts to cause: (a) GSD’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement to have been approved; (b) GSD to satisfy all applicable initial and continuing listing requirements of Nasdaq, and (c) the GSD Class A Shares issuable in accordance with this Agreement, including the Merger, to be approved for listing on Nasdaq (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time.

Section 5.12 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI and provision of notice thereof to the Trustee, (a) at the Closing, GSD shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Stockholders of GSD pursuant to the GSD Stockholder Redemption, (B) pay the amounts due to the underwriters of GSD’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to GSD in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.13 Transaction Support Agreements; Company Stockholder Approval.

(a)               As promptly as reasonably practicable and in any event: (i) on or prior to the date of this Agreement with respect to those Supporting Company Stockholders identified on Schedule I as being required to execute a Transaction Support Agreement concurrent herewith, and (ii) on or prior to the later dates set forth on Schedule I with respect to those Supporting Company Stockholders identified on Schedule I as being required to execute a Transaction Support Agreement on or prior to such later date (in each instance, a “Transaction Support Agreement Deadline”), the Company shall deliver, or cause to be delivered, to GSD the Transaction Support Agreements duly executed by each Supporting Company Stockholder.

(b)               As promptly as reasonably practicable following the time at which the Registration Statement is declared effective under the Securities Act, the Company shall (a) duly give notice of and (b) use best efforts to duly convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) in accordance with the Company’s Governing Documents, for the purposes of obtaining the approval of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), in each case to the extent required by the Company’s Governing Documents and applicable Law, by the affirmative vote of the holders of at least the requisite number of issued and outstanding Company Shares entitled to vote thereon, whether in person or by proxy at the Company Stockholders Meeting (or any adjournment thereof), in accordance with the DGCL and the Company’s Governing Documents (the “Company Stockholder Approval”). The Company, through its board of directors, shall recommend to the holders of Company Shares the approval of this Agreement and the transactions contemplated by this Agreement (including the Merger). The Company recommendation contemplated by the preceding sentence shall be included in the Registration Statement. Except as otherwise required by applicable Law, the Company covenants that none of the Company Board or the Company nor any committee of the Company Board shall withdraw or modify, or propose publicly or by formal action of the Company Board, any committee of the Company Board or the Company to withdraw or modify, in a manner adverse to GSD, the recommendation by the Company Board or the Company of the proposals relating to the Company Stockholder Approval set forth in the Registration Statement.

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Section 5.14 GSD Indemnification; Directors’ and Officers’ Insurance.

(a)               Each Party agrees that (i) all rights to indemnification, advancement or exculpation now existing in favor of the directors and officers of each GSD Party, as provided in the applicable GSD Party’s Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) GSD will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity, advancement and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, GSD shall advance, or caused to be advanced, expenses reasonably incurred in connection with such indemnification as provided in the applicable GSD Party’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification, advancement and liability limitation or exculpation provisions of the GSD Parties’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of any GSD Party (the “GSD D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such GSD D&O Person was a director or officer of any GSD Party immediately prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b)               GSD shall not have any obligation under this Section 5.14 to any GSD D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such GSD D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)               The GSD Parties shall purchase, at or prior to the Closing, and GSD shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the GSD Parties as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the GSD Parties’ directors’ and officers’ liability insurance policies as of the date of this Agreement.

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(d)               If GSD or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one (1) or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of GSD shall assume all of the obligations set forth in this Section 5.14.

(e)               The GSD D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.14 are intended to be third-party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of GSD.

Section 5.15 Company Indemnification; Directors’ and Officers’ Insurance.

(a)               Each Party agrees that (i) all rights to indemnification, advancement or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) GSD will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity, advancement and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, GSD shall cause the applicable Group Companies to advance expenses reasonably incurred in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Time. The indemnification, advancement and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b)               None of GSD or the Group Companies shall have any obligation under this Section 5.15 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

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(c)               The Company shall purchase, at or prior to the Closing, and GSD shall maintain, or cause to be maintained, in effect for a period of six years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement.

(d)               If GSD or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of GSD shall assume all of the obligations set forth in this Section 5.15.

(e)               The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.15 are intended to be third- party beneficiaries of this Section 5.15. This Section 5.15 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of GSD.

Section 5.16 Post-Closing Directors and Officers.

(a)               GSD shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time (i) the GSD Board shall initially consist of five (5) directors; (ii) the members of the GSD Board are the individuals determined in accordance with Section 5.16(b); (iii) the members of the compensation committee, audit committee and nominating committee of the GSD Board are the individuals determined in accordance with Section 5.16(c); and (iv) the officers of GSD (the “Officers”) are the individuals determined in accordance with Section 5.16(d).

(b)               The GSD Board immediately after the Effective Time shall consist of five (5) individuals in accordance with Section 2.1(a)(v).

(c)               Prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing GSD Holders, the Company and GSD shall mutually agree to each director that will serve on the compensation committee, the audit committee and the nominating committee of the GSD Board immediately after the Effective Time, based on the qualifications of each director, subject to applicable listing rules of Nasdaq and applicable Law.

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(d)               The individuals identified on Section 5.16(d) of the Company Disclosure Schedules shall be the Officers immediately after the Effective Time, with each such individual holding the title set forth opposite his or her name. In the event that such individuals identified on Section 5.16(d) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as an Officer, then, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing GSD Holders, the Company may in its sole discretion replace such individual with another individual to serve as such Officer by amending Section 5.16(d) of the Company Disclosure Schedules to include such replacement individual as such Officer.

Section 5.17 PCAOB Financials.

(a)               All financial statements of the Company, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations, stockholders’ deficit and cash flows of the Company as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the Registration Statement / Proxy Statement (A) will fairly present in all material respects the consolidated financial position of the Company as at the date thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be audited by a PCAOB-registered accounting firm that will confirm that the audit was conducted in accordance with the standards of the PCAOB, and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X).

(b)               The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any member of such Group Company, GSD in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement and any other filings to be made by GSD with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document, and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

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Section 5.18 GSD Incentive Equity Plan. Prior to the effectiveness of the Registration Statement, the GSD Board shall approve and adopt an equity incentive plan, in substantially the form attached hereto as Exhibit F and with any changes or modifications thereto as the Company and GSD may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or GSD, as applicable) (the “GSD Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date, reserving for grant thereunder an initial number of GSD Class A Shares equal to ten percent (10%) of the fully diluted GSD Class A Shares as of immediately following the Effective Time.

Section 5.19 FIRPTA Certificates. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to GSD (a) a certificate, duly executed by the Company, complying with Treasury Regulations Section 1.1445-2(c)(3), together with evidence that the Company has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case, in a form and substance reasonably acceptable to GSD and (b) an IRS Form W-9 duly executed by the Company.

Section 5.20 Compliance with International Trade and Anti-Corruption Laws.

(a)               Within ninety (90) days from the Closing, the Company shall implement appropriate controls reasonably designed to promote compliance by each Group Company and their respective Representatives with Sanctions and Export Control Laws, Anti- Corruption Laws, and Anti-Money Laundering Laws.

(b)               Following the Effective Time, the Group Companies shall not knowingly, directly or indirectly use or contribute the proceeds from any funds provided by GSD or the Sponsor for any purpose that would breach the Sanctions and Export Control Laws, Anti-Corruption Laws, or Anti-Money Laundering Laws.

Section 5.21 Section 280G of the Code. To the extent applicable, each Company Party shall (a) use its reasonable commercial efforts to secure from any Person who (i) is a “disqualified individual” (as defined in Section 280G of the Code) and (ii) has a right or potential right to any payments and/or benefits in connection with the transactions contemplated by this Agreement that could be deemed to constitute “parachute payments” pursuant to Section 280G of the Code, a waiver of all or a portion of such Person’s rights to any such payments and/or benefits, such that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code (the “Waived 280G Benefits”), and (b) for all such obtained waivers, submit for approval by the respective Company Party’s stockholders the Waived 280G Benefits, to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code. No later than five Business Days before the Closing Date, the Company Parties shall provide to Parent or its counsel drafts of the consent, waiver, disclosure statement and calculations necessary to effectuate the approval process and shall consider in good faith Parent’s comments. Prior to the Closing Date, to the extent applicable, the Company Party shall deliver to Parent evidence that (x) a vote of the respective Company Party’s stockholders was received in conformance with Section 280G of the Code and the regulations thereunder, or (y) such requisite Company Party stockholder approval has not been obtained with respect to the Waived 280G Benefits, and, as a consequence, the Waived 280G Benefits have not been and shall not be paid or provided.

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Section 5.22 Covenants Regarding Extension of Business Combination Period. If the Closing shall not be consummated on or prior to February 8, 2023, GSD shall take such actions as are reasonably necessary pursuant to the Trust Agreement and GSD’s Governing Documents to extend the period of time for it to complete an initial business combination for an additional period of an aggregate of six (6) months, including providing any required notices to the Trustee. So long as GSD takes such actions as are described in the immediately preceding sentence, and provides written notice thereof to the Company not less than two (2) Business Days prior to February 8, 2023, the Company shall unconditionally be required to, and hereby agrees that it shall, deposit into the Trust Account, not later than February 8, 2023, such funds as are required pursuant to the Trust Agreement and GSD’s Governing Documents to extend the period of time for GSD to complete an initial business combination for an additional period of an aggregate of six (6) months; provided however, that the Company’s payment of such funds as are required to extend the period of time to complete the initial business combination as provided herein shall not be or be deemed to be prohibited by or a breach of the Company’s obligations under Section 5.1 or any other section of this Agreement.

Section 5.23 Employment Agreements. Following the Closing, GSD shall enter into an employment agreement between GSD and Dennis O’Leary (which the new employment agreement shall supersede the existing employment agreement between the Company and such individual), to be approved by the Board of Directors of GSD (and the compensation committee thereof) following the Closing, containing substantially the same terms as are contained in the existing employment agreement between each such individual and the Company, including title, responsibilities, compensation terms, severance and restrictive covenants, provided, that, notwithstanding the foregoing, such employment agreement shall provide for (i) increases in the base salary of Mr. O’Leary to be consistent with market standards applicable to the position in which the individual serves following the Closing, (ii) maintenance of the existing bonus structures presently provided for each of such individual’s respective employment agreement, and (iii) preservation of the severance provisions presently included in the existing employment agreements of each such individual.

Section 5.24 PIPE Subscriptions. Unless otherwise approved in writing by the Company, GSD shall not (other than changes that are solely ministerial and other de minimis changes) permit any amendment or modification to be made to, permit any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision). Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied, GSD shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein. Without limiting the generality of the foregoing, GSD shall give the Company prompt written notice: (a) of any requested amendment to any Subscription Agreement; (b) of any breach or default to the knowledge of GSD by any party to any Subscription Agreement; (c) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, or to the knowledge of GSD, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (d) if GSD does not expect to receive all or any portion of the applicable purchase price under any Investor’s Subscription Agreement in accordance with its terms.

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ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 6.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver, at or prior to the Closing Date, by the Party for whose benefit such condition exists of the following conditions:

(a)                 the applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated and any other required regulatory approvals applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have been obtained and shall remain in full force and effect;

(b)               all Company Preferred Stock shall be converted to Company Common Stock prior to the Effective Time;

(c)               no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be pending or in effect;

(d)               the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(e)               GSD’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been approved and, immediately following the Effective Time, GSD shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and GSD shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the GSD Class A Shares to be issued pursuant to the Merger and the transactions contemplated by this Agreement shall have been approved for listing on Nasdaq;

(f)                the GSD Board shall consist of the number of directors, and be comprised of the individuals, determined pursuant to Section 5.16(a) and Section 5.16(b);

(g)               the Required GSD Stockholder Approval shall have been obtained; and

(h)               the Company Stockholder Approval shall have been obtained.

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(i)                 after giving effect to the transactions contemplated hereby (including the PIPE Financing), GSD shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

Section 6.2 Other Conditions to the Obligations of the GSD Parties. The obligations of the GSD Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver, at or prior to the Closing Date, by GSD (on behalf of itself and the other GSD Parties) of the following further conditions:

(a)               (i) the Company Fundamental Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date); and (ii) the representations and warranties of the Company set forth in Article III (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b)               the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c)               since the date of this Agreement, no Company Material Adverse Effect has occurred that is continuing;

(d)               at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to GSD:

(i)                 a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in a form and substance reasonably satisfactory to GSD; and

(ii)              a certificate of the secretary or equivalent officer of each of the Company Parties certifying that attached thereto are true, correct and complete copies of all resolutions adopted by the board of directors or equivalent body of each of the Company Parties authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated by this Agreement, and that all such resolutions are in full force and effect and are all of the resolutions adopted in connection with the transactions contemplated by this Agreement;

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(e)               the Company shall have delivered to GSD a good standing certificate (or similar documents applicable for such jurisdictions) for each Group Company certified as of a date no earlier than ten (10) days prior to the Closing Date from the proper governmental authority of each such Group Company’s jurisdiction of organization and from each other jurisdiction in which each such Group Company is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions;

(f)                the Company shall have delivered to GSD sufficient information of the conversion of Company Preferred Stock into Company Common Stock.

(g)               at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to GSD a certificate duly executed by an authorized officer of the Company, without personal liability, that, to the best of his or her knowledge, information and belief, (i) the information delivered pursuant to clauses (a), (b) and (c) of Section 2.3 is true and correct in all respects and (ii) the Company has performed, or otherwise complied with, as applicable, its covenants and agreements set forth in Section 2.1(d);

Section 6.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver, at or prior to the Closing Date, by the Company of the following further conditions:

(a)               (i) the GSD Fundamental Representations shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date); and (ii) the representations and warranties of the GSD Parties contained in Article IV of this Agreement (other than the GSD Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “GSD Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a GSD Material Adverse Effect;

(b)               the GSD Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c)               at or prior to the Closing, GSD shall have delivered, or caused to be delivered, to the Company a certificate duly executed by an authorized officer of GSD, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a), Section 6.3(b) and Section 6.3(d) are satisfied, in a form and substance reasonably satisfactory to the Company; and

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(d)               GSD shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for GSD and Merger Sub certified as of a date no earlier than 10 days prior to the Closing Date from the Secretary of State of the State of Delaware.

Section 6.4 Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2. None of the GSD Parties may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was proximately caused by a GSD Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)               by mutual written consent of GSD and the Company;

(b)               by GSD, if any of the representations or warranties set forth in Article III shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the conditions to Closing set forth in either Section 6.2(a) or Section 6.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by GSD, and (ii) the Termination Date; provided, however, that none of the GSD Parties is then in breach of this Agreement so as to prevent the conditions to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(c)               by the Company, if any of the representations or warranties set forth in Article IV shall not be true and correct or if any GSD Party has failed to perform any covenant or agreement on the part of such applicable GSD Party set forth in this Agreement (including an obligation to consummate the Closing) such that the conditions to Closing set forth in either Section 6.3(a) or Section 6.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to GSD by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the conditions to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;

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(d)               by either GSD or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to August 9, 2023 (the “Termination Date”) (subject to Section 7.1(i) below); provided, that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to GSD if any GSD Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e)               by either GSD or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and non-appealable;

(f)                by either GSD or the Company if the GSD Stockholders Meeting or Company Stockholders Meeting, as applicable, has been held (including any adjournment thereof), has concluded, either GSD’s stockholders or the Company’s stockholders have duly voted and the Required GSD Stockholder Approval or Required Company Stockholder Approval, as applicable, was not obtained;

(g)               by GSD, if the Company does not deliver, or cause to be delivered, to GSD (i) a Transaction Support Agreement duly executed by each of the Company Stockholders identified on Schedule I, in accordance with Section 5.13(a) and Schedule I, on or prior to the Transaction Support Agreement Deadline applicable to each such Company Stockholder; provided, that GSD shall not unreasonably enforce its termination rights pursuant to this Section 7.1(g)(i) (and no termination fee shall be payable by the Company in the event that GSD unreasonably enforces its termination rights pursuant to this Section 7.1(g)(i)), or (ii) the Company Stockholders Meeting has been held (including any adjournment thereof), has concluded, the Company Stockholders have duly voted and the Company Stockholder Approval was not obtained;

(h)               by the Company should GSD not have timely taken such actions as are reasonably necessary pursuant to the Trust Agreement and the Governing Documents of GSD to extend the period of time for it to complete an initial business combination for an additional period of an aggregate of six (6) months from February 9, 2023; provided, that it is understood and agreed that, as per Section 5.22, it shall be the obligation of the Company to timely make the deposit into the Trust Account in connection with such extension, and the Company shall not have a right to terminate this Agreement pursuant to this Section 7.1(h) as a result of the Company’s failure to make such deposit;

(i)                 by GSD should the Company not deposit into the Trust Account in a timely manner the funds necessary to extend the period for GSD to complete an initial business combination for an additional period of an aggregate of six (6) months from February 9, 2023, in accordance with, and as required pursuant to, Section 5.22; and

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(j)                 by GSD should: (i) Nasdaq not approve the initial listing application for the combined company with Nasdaq in connection with the transactions contemplated by this Agreement; (ii) the combined company not have satisfied all applicable initial listing requirements of Nasdaq; or (iii) the common stock of the combined company not have been approved for listing on Nasdaq prior to the Closing Date.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non- Party Affiliates) with the exception of Section 5.3(a), this Section 7.2, Article VIII and Article I (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Non-Survival. Other than as otherwise provided in the last sentence of this Section 8.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement, shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party, any Company Non-Party Affiliate or any GSD Non-Party Affiliate, in each case, except in the case of and without in any way limiting any remedies available with regard to Fraud. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms and any other provision in any Ancillary Document that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Document.

Section 8.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) GSD and the Company prior to Closing, and (b) GSD after the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void.

Section 8.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) GSD and the Company prior to the Closing, and (b) GSD after the Closing. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio.

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Section 8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)               If to any GSD Party prior to the Effective Time, to: Global System Dynamics, Inc.

Attn: Rick Iler, CFO

815 Walker Street

Suite 1155

Houston, TX 77002

riler@gsd.xyz

with a copy (which shall not constitute notice) to:

The Doney Law Firm

Attn: Scott Doney, Esq.

4955 S. Durango Rd. Ste 165

Las Vegas, NV 89113

scott@doneylawfirm.com

(b)               If to the Company or to any GSD Party after the Effective Time, to:

DarkPulse, Inc.

Attn: Dennis O’Leary, CEO

815 Walker Street

Suite 1155

Houston, TX 77002

doleary@darkpulse.com

with a copy (which shall not constitute notice) to:

Business Legal Advisors, LLC

Attn: Brian Higley, Esq.

14888 Auburn Sky Drive

Draper, UT 84020

brian@businesslegaladvisor.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

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Section 8.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and GSD shall pay, or cause to be paid, all Unpaid GSD Expenses and (b) if the Closing occurs, then GSD shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid GSD Expenses.

Section 8.7 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (l) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 8.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the GSD Disclosure Schedules corresponding to any Section or subsection of Article III (in the case of the Company Disclosure Schedules) or Article IV (in the case of the GSD Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article III (in the case of the Company Disclosure Schedules) or Article IV (in the case of the GSD Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article III or Article IV may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

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Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.15, Section 5.16 and the subsequent sentence of this Section 8.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 8.13 and this Section 8.9 (to the extent related to the foregoing).

Section 8.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.11 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 8.12 Knowledge of Company; Knowledge of GSD. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules, after reasonable due inquiry of his or her direct reports. For all purposes of this Agreement, the phrase “to GSD’s knowledge” and “to the knowledge of GSD” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(b) of the GSD Disclosure Schedules, after reasonable due inquiry of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules or Section 8.12(b) of the GSD Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 8.13 No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any GSD Non-Party Affiliate (each, a “Non-Party Affiliate”), and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the GSD Non-Party Affiliates, in the case of GSD, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, GSD or any Non-Party Affiliate concerning any Group Company, any GSD Party, this Agreement or the transactions contemplated hereby.

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Section 8.14 Extension; Waiver. The Company prior to and after the Closing may (a) extend the time for the performance of any of the obligations or other acts of the GSD Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the GSD Parties set forth herein or (c) waive compliance by the GSD Parties with any of the agreements or conditions set forth herein. GSD may (i) extend the time for the performance of any of the obligations or other acts of the Company, set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.

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Section 8.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within the State of Delaware), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 8.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Without limiting the foregoing, each Party hereto hereby agrees that service of process upon such party in any action or proceeding contemplated by this Section shall be effective if notice is given in accordance with Section 8.4 of this Agreement.

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Section 8.18 Trust Account Waiver. Reference is made to the final prospectus of GSD, filed with the SEC (File No. 333-252916) on August 6, 2021 (the “Prospectus”). The Company acknowledges and agrees and understands that GSD has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of GSD’s public stockholders (including overallotment shares acquired by GSD’s underwriters, the “Public Stockholders”), and GSD may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of GSD entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company nor any of it Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between GSD or any of its Representatives, on the one hand, and, the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company, on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with GSD or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with GSD or its Affiliates).

Section 8.19 Conflicts and Privilege.

(a)               Each of the Parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees and Affiliates, that:

(i)                 The Basile Law Firm, P.C. (“Basile”) has acted as counsel to the Company and its Affiliates in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. GSD agrees, and shall cause the Company to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Company by Basile (or any successor) shall not preclude Basile from serving as counsel to the GSD Parties or any director, member, shareholder, partner, officer or employee of the GSD Parties, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby.

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(ii)              GSD shall not, and shall cause the Company not to, seek or have Basile disqualified from any such representation based upon the prior representation of the Company by Basile. Each of the Parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such Parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 8.19 shall not be deemed exclusive of any other rights to which Basile is entitled whether pursuant to law, contract or otherwise.

(b)               All communications between the GSD Parties or the Company, on the one hand, and Basile and Business Legal Advisors, LLC (“BLA”), respectively, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Surviving Company and shall not pass to or be claimed by any other Party. Accordingly, the Parties (excluding the Surviving Company) shall not have access to any Privileged Communications or to the files of Basile or BLA relating to such engagement from and after Closing. Without limiting the generality of the foregoing, from and after the Closing, (i) the Surviving Company (and no other Party) shall be the sole holder of the attorney-client privilege with respect to such engagement, and none of the other Parties shall be a holder thereof, (ii) to the extent that files of Basile or BLA, respectively, in respect of such engagement constitute property of the client, only the Surviving Company (and no other Party) shall hold such property rights and (iii) Basile and BLA, respectively, shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any Party (excluding the Surviving Company) by reason of any attorney-client relationship between Basile or BLA, respectively, and the Company or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between GSD or its Affiliates (including the Company), on the one hand, and a third party, on the other hand, GSD and its Affiliates (including the Company) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party.

(c)               This Section is intended for the benefit of, and shall be enforceable by, Basile and BLA, respectively. This Section 8.19 shall be irrevocable, and no term of this Section 8.19 may be amended, waived or modified, without the prior written consent of Basile and BLA, as applicable.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DarkPulse, Inc.
By /s/ Dennis O’Leary____ Name: Dennis O’Leary Title: Chief Executive Officer
Global System Dynamics, Inc.
By /s/ J. Richard Iler_______ Name: J. Richard Iler Title: Principal Executive Officer
Zilla Acquisition Corp.
By /s/ J. Richard Iler________ Name: J. Richard Iler Title: Chief Executive Officer

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EXHIBIT A

August 4, 2021

Gladstone Acquisition Corporation

1521 Westbranch Drive, Suite 100

McLean, Virginia 22102

Re: Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into by and among Gladstone Acquisition Corporation, a Delaware corporation (the “Company”), and EF Hutton, division of Benchmark Investments, LLC, as representative (the “Representative”) of the several underwriters (each, an “Underwriter” and collectively, the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”), of 11,500,000 of the Company’s units (including up to 1,500,000 units that may be purchased to cover over-allotments, if any) (the “Units”), each comprised of one share of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”) and one half of one redeemable warrant. Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment. The Units will be sold in the Public Offering pursuant to a registration statement on Form S-1 (File No. 333-252916) and prospectus (the “Prospectus”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) and the Company has applied to have the Units listed on The Nasdaq Capital Market. Certain capitalized terms used herein are defined in paragraph 11 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Gladstone Sponsor, LLC (the “Sponsor”) and the undersigned individuals, each of whom is a member of the Company’s board of directors and/or management team or an advisor of the Company (each, an “Insider” and collectively, the “Insiders”), hereby agrees with the Company as follows:

1.    The Sponsor and each Insider agrees that if the Company seeks stockholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall (i) vote any shares of Capital Stock owned by it, him or her in favor of any proposed Business Combination and (ii) not redeem any shares of Common Stock owned by it, him or her in connection with such stockholder approval. If the Company engages in a tender offer in connection with any proposed Business Combination, the Sponsor and each Insider agrees that it, he or she will not seek to sell or tender any shares of Capital Stock owned by it, him or her to the Company in connection with such tender offer.

2.    In the event that the Company fails to consummate a Business Combination within fifteen (15) months, the Sponsor may extend the time period by which the Company must consummate a Business Combination by an additional three (3) months for a total of 18 months. If the Sponsor elects to extend, the Sponsor will deposit into the Trust Account (as defined below) an amount equal to 1% of the gross proceeds of the Public Offering, representing $0.10 for each share of Common Stock sold in the Public Offering on or prior to the date of the deadline. Such payment would be in the form of a non-interest-bearing loan. Pursuant to this Letter Agreement, the Sponsor has agreed to waive its right to be repaid for such loan in the event that the Company fails to complete a Business Combination.

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The Sponsor and each Insider hereby agrees that in the event that the Company fails to consummate a Business Combination within with the timeframe set forth in the Company’s amended and restated certificate of incorporation (as it may be amended from time to time, the “Charter”) and this Section 2 above, the Sponsor and each Insider shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, subject to lawfully available funds therefor, redeem 100% of the shares of Common Stock sold as part of the Units in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (as defined below), including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish the rights of all holders of Offering Shares as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and each Insider agrees not to propose any amendment to the Charter to modify (i) the substance or timing of the ability of holders of Offering Shares to seek redemption in connection with the Company’s initial Business Combination or amendments to the Charter prior thereto or (ii) (A) the Company’s obligation to redeem 100% of the Offering Shares if the Company does not complete its initial Business Combination within such time set forth in the Charter or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the holders of the Offering Shares with the opportunity to redeem their shares of Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Offering Shares.

The Sponsor and each Insider acknowledges that it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Founder Shares or Private Placement Warrants held by it, him or her. The Sponsor and each Insider hereby further waives, with respect to any shares of Common Stock held by it, him or her, if any, whether acquired now or hereafter, any redemption rights it, he or she may have in connection with the consummation of a Business Combination or amendments to the Charter prior thereto, including, without limitation, any such rights available in the context of a stockholder vote to approve such Business Combination or a stockholder vote to approve an amendment to the Charter to modify (i) (A) the substance or timing of the Company’s obligation to redeem 100% of the Offering Shares if the Company has not consummated a Business Combination within the time period set forth in the Charter or (B) any other provisions relating to stockholders’ rights or pre-initial Business Combination activity or (ii) in the context of a tender offer made by the Company to purchase shares of Common Stock (although the Sponsor, the Insiders and their respective affiliates shall be entitled to redemption and liquidation rights with respect to any Offering Shares it or they hold if the Company fails to consummate a Business Combination within the time period set forth in the Charter).

3.    During the period commencing on the effective date of the Underwriting Agreement and ending one year after such date, the Sponsor and each Insider shall not, without the prior written consent of the Representative, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder, with respect to any Units, shares of Capital Stock, Warrants or any securities convertible into, or exercisable, or exchangeable for, shares of Capital Stock owned by it, him or her, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Units, shares of Capital Stock, Warrants or any securities convertible into, or exercisable, or exchangeable for, shares of Capital Stock owned by it, him or her, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). Each of the Insiders and the Sponsor acknowledges and agrees that, prior to the effective date of any release or waiver, of the restrictions set forth in this paragraph 3 or paragraph 7 below, the Company shall announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if the release or waiver is effected solely to permit a transfer not for consideration and the transferee has agreed in writing to be bound by the same terms described in this Letter Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

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4.    In the event of the liquidation of the Trust Account upon the failure of the Company to consummate its initial Business Combination within the time period set forth in the Charter, the Sponsor (the “Indemnitor”) agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened) to which the Company may become subject as a result of any claim by (i) any third party for services rendered or products sold to the Company or (ii) any prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement (a “Target”); provided, however, that such indemnification of the Company by the Indemnitor shall (x) apply only to the extent necessary to ensure that such claims by a third party or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per Offering Share and (ii) the actual amount per Offering Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per Offering Share is then held in the Trust Account due to reductions in the value of the trust assets, less interest earned on the Trust Account which may be withdrawn to pay taxes, (y) not apply to any claims by a third party or a Target which executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) and (z) not apply to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Indemnitor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Indemnitor, the Indemnitor notifies the Company in writing that it shall undertake such defense.

5.    To the extent that the Underwriters do not exercise their over-allotment option to purchase up to an additional 1,500,000 Units in full within 45 days from the date of the Prospectus (and as further described in the Prospectus), the Sponsor agrees to forfeit, at no cost, a number of Founder Shares in the aggregate equal to 375,000 multiplied by a fraction, (i) the numerator of which is 1,500,000 minus the number of Units purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which is 1,500,000. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the Underwriters so that the Sponsor will be required to forfeit only that number of Founder Shares as is necessary so that the Initial Stockholders will own an aggregate of 20.0% of the Company’s issued and outstanding shares of Capital Stock after the Public Offering (not including the Private Placement Warrants).

6.    The Sponsor and each Insider hereby agrees and acknowledges that: (i) the Underwriters and the Company would be irreparably injured in the event of a breach by such Sponsor or an Insider of its, his or her obligations under paragraphs 1, 2, 3, 4, 5, 7(a), 7(b), and 9, as applicable, of this Letter Agreement (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

7.    (a) The Sponsor and each Insider agrees that it, he or she shall not Transfer any Founder Shares (or shares of Common Stock issuable upon conversion thereof) until the earlier to occur of (A) one-year after the completion of the Company’s initial Business Combination or (B) subsequent to the Company’s initial Business Combination, (x) if the reported last sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (the “Founder Shares Lock-up Period”).

(b)    The Sponsor and each Insider agrees that it, he or she shall not Transfer any Private Placement Warrants or shares of Common Stock issued or issuable upon the exercise of the Private Placement Warrants, until 30 days after the completion of the initial Business Combination (the “Private Placement Units Lock-up Period”, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

(c)    Notwithstanding the provisions set forth in paragraphs 7(a) and 7(b), Transfers of Private Placement Warrants and shares of Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants or the Founder Shares that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this paragraph 7(c)), are permitted (i) to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors or any members of the Sponsor or any affiliates of the Sponsor; (b) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of an initial Business Combination at prices no greater than the price at which the securities were originally purchased; (f) in the event of the Company’s liquidation prior to the completion of an initial Business Combination; (g) by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; or (h) in the event of the Company’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Company’s completion of an initial Business Combination; provided, however, that in the case of clauses (a) through (e) or (g), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein and the other restrictions contained in this Agreement (including provisions relating to voting, the Trust Account and liquidating distributions).

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8.    The Sponsor and each Insider represents and warrants that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider’s biographical information furnished to the Company (including any such information included in the Prospectus) is true and accurate in all respects and does not omit any material information with respect to the Insider’s background. Each Insider’s questionnaire furnished to the Company is true and accurate in all respects. Each Insider represents and warrants that: it, he or she is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it, he or she has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and it, he or she is not currently a defendant in any such criminal proceeding.

9.    Except as disclosed in the Prospectus, neither the Sponsor nor any officer or director of the Company nor any affiliate of the Sponsor nor any affiliate of any officer or director of the Company, shall receive from the Company any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate, the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the initial Business Combination: repayment of up to an aggregate of $300,000 in loans made to the Company by the Sponsor to cover offering-related and organizational expenses; payment to an affiliate of the Sponsor of $10,000 per month, for up to 15 months (or up to 18 months if the period of time to complete the initial Business Combination is extended in accordance with the Charter), for office space, utilities and secretarial and administrative support; reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and completing an initial Business Combination; and repayment of non-interest bearing loans which may be made by the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors to finance transaction costs in connection with an intended initial Business Combination, the terms of which (other than as described above) have not been determined nor have any written agreements been executed with respect thereto. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender, upon consummation of the initial Business Combination. The warrants would be identical to the Private Placement Warrants.

10.    The Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as an officer and/or director on the board of directors of the Company and hereby consents to being named in the Prospectus as an officer and/or director of the Company.

11.    As used herein, (i) “Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses; (ii) “Capital Stock” shall mean, collectively, the Common Stock and the Founder Shares; (iii) “Founder Shares” shall mean (a) the 2,875,000 shares of the Company’s Class B common stock, par value $0.0001 per share, initially issued to the Sponsor (up to 375,000 Shares of which are subject to complete or partial forfeiture by the Sponsor if the over-allotment option is not exercised by the Underwriters) for an aggregate purchase price of $25,000, or $0.009 per share, prior to the consummation of the Public Offering; (iv) “Initial Stockholders” shall mean the Sponsor and any Insider that holds Founder Shares; (v) “Private Placement Warrants” shall mean the Warrants to purchase up to 4,200,000 shares of Common Stock (or up to 4,500,000 shares of Common Stock if the over-allotment option is exercised in full) comprising the Private Placement Units; (vi) “Public Stockholders” shall mean the holders of securities issued in the Public Offering; (vii) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering shall be deposited; and (viii) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

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12.    The Company will maintain an insurance policy or policies providing directors’ and officers’ liability insurance, and each Director shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s directors or officers.

13.    This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

14.    No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor and each Insider and their respective successors, heirs and assigns and permitted transferees.

15.    Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

16.    This Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

17.    This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

18.    This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

19.    Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

20.    This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Periods or (ii) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated and closed by December 31, 2021; provided further that paragraph 4 of this Letter Agreement shall survive such liquidation.

21.    The Company, the Sponsor and each Insider hereby acknowledges and agrees that the Representative on behalf of the Underwriters is a third party beneficiary of this Letter Agreement.

[SIGNATURE PAGE FOLLOWS]

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Sincerely,

GLADSTONE SPONSOR, LLC

By:	/s/ Michael LiCalsi
Name:	Michael LiCalsi
Title:	General Counsel & Secretary

/s/ David Gladstone

/s/ Michael J. Malesardi

/s/ Terry L. Brubaker

/s/ Michael LiCalsi

/s/ Bill Frisbie

/s/ Bill Reiman

/s/ Paul W. Adelgren

/s/ Michela A. English

/s/ Caren D. Merrick

/s/ John H. Outland

/s/ Anthony W. Parker

/s/ Walter H. Wilkinson Jr.

Acknowledged and Agreed:

GLADSTONE ACQUISITION CORPORATION

By:	/s/ Michael LiCalsi
Name:	Michael LiCalsi
Title:	General Counsel & Secretary

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EXHIBIT B

FORM OF TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is entered into as of _______________, 20__, by and among Global System Dynamics, Inc., a Delaware corporation (“GSD”), and [•], a [•] (the “Stockholder”). Each of GSD and the Stockholder are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the BCA (as defined below).

RECITALS

WHEREAS, on _______________, 20__, GSD, Zilla Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and DarkPulse, Inc., a Delaware corporation (the “Company”), [is entering][entered into] that certain Business Combination Agreement (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “BCA”) pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company as the surviving corporation in the merger and, after giving effect to such merger, becoming a wholly-owned Subsidiary of GSD, and each Company Share (including the Subject Company Shares (as defined below)) will be converted into the right to receive GSD Shares, in each case, on the terms and subject to the conditions set forth in the BCA;

WHEREAS, the Stockholder is the record and beneficial owner of the number and type of Equity Securities of the Company set forth on Schedule A hereto (together with any other Equity Securities of the Company of which the Stockholder acquires record or beneficial ownership after the date hereof, and prior to any meeting of the stockholders of the Company described in Section 1(a) below, including, without limitation, upon exercise of outstanding options and warrants and upon conversion of outstanding convertible indebtedness), (collectively, the “Subject Company Shares”);

WHEREAS, in consideration for the benefits to be received by the Stockholder under the terms of the BCA and as a material inducement to GSD and the other GSD Parties agreeing to enter into and consummate the transactions contemplated by the BCA, the Stockholder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, the Parties acknowledge and agree that GSD and the other GSD Parties would not have entered into and agreed to consummate the transactions contemplated by the BCA without the Stockholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

AGREEMENT

1.      Company Stockholder Support and Related Matters.

a.       At any meeting of the stockholders of the Company prior to the termination of this Agreement, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought, the Stockholder shall (a) appear at each such meeting or otherwise cause all of its Subject Company Shares to be counted as present thereat for purposes of calculating a quorum and (b) vote (or cause to be voted), in person or by proxy, or execute and deliver, as promptly as reasonably practicable (and in any event within 48 hours) following any request therefor, a written consent (in such other form and substance as reasonably agreed by GSD and the Company), or cause such a written consent to be executed and delivered, covering all of its Subject Company Shares, (i) approving and adopting the Business Combination Agreement and the transactions contemplated thereby (including the Merger), (ii) against any proposal relating to a Company Acquisition Proposal, and (iii) against any proposal, action or agreement that would impede, frustrate, prevent or nullify the consummation of the Merger (including those proposals that would result in a breach in any respect of any covenant, representation, warranty or other obligation or agreement of the Company under the Business Combination Agreement) or any of the other transactions contemplated by the Business Combination Agreement.

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b.      Without limiting any other rights or remedies of GSD, the Stockholder hereby irrevocably appoints GSD or any individual designated by GSD as the Stockholder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstituting), for and in the name, place and stead of the Stockholder, to attend on behalf of the Stockholder any meeting of the Company Stockholders with respect to the matters described in Section 1(a), to include the Subject Company Shares in any computation for purposes of establishing a quorum at any such meeting of the Company Stockholders, to vote (or cause to be voted) the Subject Company Shares or consent (or withhold consent) with respect to any of the matters described in Section 1(a) in connection with any meeting of the Company Stockholders or any action by written consent by the Company Stockholders, in each case, in the event that the Stockholder fails to perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1(a).

c.       The proxy granted by the Stockholder pursuant to Section 1(b) is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration for GSD entering into the BCA and agreeing to consummate the transactions contemplated thereby. The proxy granted by the Stockholder pursuant to Section 1(b) is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by the Stockholder and shall revoke any and all prior proxies granted by the Stockholder with respect to the Subject Company Shares. The vote or consent of the proxyholder in accordance with Section 1(b) and with respect to the matters in Section 1(a) shall control in the event of any conflict between such vote or consent by the proxyholder of the Subject Company Shares and a vote or consent by the Stockholder of the Subject Company Shares (or any other Person with the power to vote the Subject Company Shares) with respect to the matters in Section 1(a). The proxyholder may not exercise the proxy granted pursuant to Section 1(b) on any matter except those provided in Section 1(a). For the avoidance of doubt, the Stockholder may vote the Subject Company Shares on all other matters, subject to, for the avoidance of doubt, the other applicable covenants, agreements and obligations set forth in this Agreement.

2.      Other Covenants and Agreements.

a.       The Stockholder shall be bound by and subject to (i) Sections 5.3(a) (Confidentiality and Access to Information) and 5.4(a) (Public Announcements) of the BCA to the same extent as such provisions apply to the parties to the BCA, as if the Stockholder is directly party thereto, and (ii) the first sentence of Section 5.6(a) (Exclusive Dealing) and Section 8.18 (Trust Account Waiver) of the BCA to the same extent as such provisions apply to the Company, as if the Stockholder is directly party thereto.

b.      The Stockholder acknowledges and agrees that GSD and the other GSD Parties are entering into the BCA in reliance upon the Stockholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for the Stockholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, GSD and the other GSD Parties would not have entered into or agreed to consummate the transactions contemplated by the BCA.

c.       The Stockholder hereby agrees, in connection with the closing of the Merger, to execute a customary lock-up agreement with respect to any GSD Shares received by such Stockholder in the Merger, which, in any event, shall terminate no later than 180 days from the Closing.

3.      Stockholder Representations and Warranties. The Stockholder represents and warrants to GSD as follows:

a.       If such Stockholder is not an individual, the Stockholder is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

b.      If such Stockholder is not an individual, the Stockholder has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the BCA), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Stockholder. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid, legal and binding agreement of the Stockholder (assuming that this Agreement is duly authorized, executed and delivered by GSD), enforceable against the Stockholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

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c.       No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Stockholder with respect to the Stockholder’s execution, delivery or performance of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the BCA) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Stockholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

d.      None of the execution or delivery of this Agreement by the Stockholder, the performance by the Stockholder of any of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the BCA) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Stockholder’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Stockholder is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Stockholder or any of its properties or assets are bound or (iv) result in the creation of any Lien upon the Subject Company Shares, except, in the case of any of clauses (ii) and (iii) above, as would not adversely affect the ability of the Stockholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

e.       The Stockholder is the record owner of the Subject Company Shares and has valid, good and marketable title to the Subject Company Shares, free and clear of all Liens (other than transfer restrictions under applicable Securities Law). Except for the Equity Securities of the Company set forth on Schedule A hereto, together with any other Equity Securities of the Company of which the Stockholder acquires record or beneficial ownership after the date hereof that is either permitted pursuant to, or acquired in accordance with, Section 5.1(b)(iv) of the BCA, the Stockholder does not own, beneficially or of record, any Equity Securities of any Group Company. Except as otherwise expressly contemplated by the Company Stockholders Agreement, the Stockholder does not have the right to acquire any Equity Securities of any Group Company. The Stockholder has the sole right to vote (and provide consent in respect of, as applicable) the Subject Company Shares and, except for this Agreement and the BCA, the Stockholder is not party to or bound by (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Stockholder to Transfer (as defined below) any of the Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject Company Shares.

f.        There is no Proceeding pending or, to the Stockholder’s knowledge, threatened against the Stockholder that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Stockholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

g.      The Stockholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that (i) he, she or it has conducted his, her or its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the GSD Parties and (ii) he, she or it has been furnished with or given access to such documents and information about the GSD Parties and their respective businesses and operations as he, she or it and his, her or its Representatives have deemed necessary to enable him, her or it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the other Ancillary Documents to which he, she or it is or will be a party and the transactions contemplated hereby and thereby.

h.      In entering into this Agreement and the other Ancillary Documents to which he, she or it is or will be a party, the Stockholder has relied solely on his, her or its own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Documents to which he, she or it is or will be a party and no other representations or warranties of any GSD Party (including, for the avoidance of doubt, none of the representations or warranties of any GSD Party set forth in the BCA or any other Ancillary Document), any GSD Non-Party Affiliate or any other Person, either express or implied, and the Stockholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in the Ancillary Documents to which he, she or it is or will be a party, none of the GSD Parties, any GSD Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents to which he, she or it is or will be a party or the transactions contemplated hereby or thereby.

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4.      Transfer of Subject Securities. Except as expressly contemplated by the BCA or with the prior written consent of GSD (such consent to be given or withheld in its sole discretion), from and after the date hereof until the termination of this Agreement, the Stockholder agrees not to (a) Transfer any of the Subject Company Shares, (b) enter into (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events or developments (including the satisfaction or waiver of any conditions precedent)) require the Stockholder to Transfer the Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Company Shares, or (c) take any actions in furtherance of any of the matters described in the foregoing clauses (a) or (b). For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, offer, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise), grant of any option to purchase or otherwise dispose of or agreement to dispose of, establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position, entry into any swap or other arrangement, or public announcement of any intention to effect any of the foregoing.

5.      Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time; and (b) the termination of the BCA in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to Section 5(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud.

6.      Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Stockholder makes no agreement or understanding herein in any capacity other than in such Stockholder’s capacity as a record holder and beneficial owner of the Subject Company Shares, and, if applicable, not in such Stockholder’s capacity as a director, officer or employee of the Company or any of the Company’s Subsidiaries and (b) if applicable, nothing herein will be construed to limit or affect any action or inaction by such Stockholder as a member of the board of directors of any Group Company or as an officer, employee or fiduciary of any Group Company, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Group Company.

7.      No Recourse. Except for claims pursuant to the BCA or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against the Company or any Company Non-Party Affiliate (other than the Stockholder named as a party hereto, on the terms and subject to the conditions set forth herein) or any GSD Non-Party Affiliate, and (b) none of the Company, any Company Non-Party Affiliates (other than the Stockholder named as a party hereto, on the terms and subject to the conditions set forth herein) or any GSD Non-Party Affiliate shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

8.      Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to GSD, to:

Global System Dynamics, Inc.

815 Walker Street

Houston, TX 77002

Attention: Rick Iler

E-mail: riler@gsd.xyz

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If to the Stockholder, to:

[       ]

[       ]

[       ]

Attention: [       ]

Email: [       ]

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

9.      Entire Agreement. This Agreement, the BCA and the documents referred to herein and therein constitute the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

10.  Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Stockholder and GSD. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by the Stockholder without GSD’s prior written consent (to be withheld or given in its sole discretion).

11.  Fees and Expenses. Except as otherwise expressly set forth in the BCA, all fees andexpenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

12.  Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that either Party does not perform its respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

13.  No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

14.  Appraisal Rights. Each Stockholder hereby agrees not to exercise any appraisal rights or any dissenters’ rights that such Stockholder may have (whether under applicable Law, including Section 262 of the DGCL or otherwise) or could potentially have or acquire in connection with the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, including the Merger.

15.  Miscellaneous. Sections 8.1 (Non-Survival), 8.5 (Governing Law), 8.7 (Construction; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial) and 8.16 (Submission to Jurisdiction) of the BCA are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

[remainder of page intentionally left blank; signature page follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Transaction Support Agreement to be duly executed on its behalf as of the day and year first above written.

GLOBGAL SYSTEM DYNAMICS, INC.

By: ___________________________

Name: Rick Iler

Title: CEO

[GSD Signature Page to Transaction Support Agreement]

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__________________________________

Name of Stockholder

[Stockholder Signature Page to Transaction Support Agreement]

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Schedule A

Owned Equity Securities

Security	Number

[ • ]	[ • ]

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EXHIBIT C

LETTER OF TRANSMITTAL

To Accompany Certificates Formerly Representing

Common Shares of

(Company Name)

DESCRIPTION OF SURRENDERED CERTIFICATES

Names(s) and Address(es) of Registered Owner(s) (Please fill in, if blank, exactly as name(s) appear(s) on certificate(s))	Certificate(s) Surrendered (Attach additional list if necessary)
	Certificate Number(s) ______________ ______________ ______________ Total number of shares:	Total Number of Shares Represented By Certificate(s) _______________________________ _______________________________ _______________________________

[ ]       If any certificate(s) representing shares of stock that you own have been lost or destroyed, check this box and see Instruction 8. Please fill out the remainder of this Letter of Transmittal and indicate here the number of shares of stock represented by the lost or destroyed certificates. _________ (Number of Shares)

SPECIAL PAYMENT INSTRUCTIONS
(See Instructions 1, 4, and 5)

To be completed ONLY if the new shares or payment for surrendered shares is to be issued in the name of someone other than the undersigned. You must obtain a MEDALLION SIGNATURE GUARANTEE. See reverse.

Issue payment to:

Name:
                      (Please Print)

Address: __________________________

(Include Zip Code)

(Tax Identification or Social Security No.)

SPECIAL DELIVERY INSTRUCTIONS
(See Instructions 1, 4 and 5)

To be completed ONLY if the new shares or check for surrendered shares is to be mailed to someone other than the undersigned or to the undersigned at an address other than that shown above.

Deliver check to:

Name:
                              (Please Print)

Address:

(Include Zip Code)

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IMPORTANT — STOCKHOLDERS SIGN HERE

(U.S. Holders Also Please Complete Substitute Form W-9 Below)

(Non-U.S. Holders Please Obtain and Complete Form W-8BEN or Other Form W-8)

(Must be signed by former registered holder(s) exactly as name(s) appear(s) on stock certificate(s) or on a security position listing or by person(s) authorized to become registered holder(s) as evidenced by certificates and documents transmitted herewith. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, please set forth full title and see Instruction 4.)

Name: ____________________________________ Signature: _____________________________________

Name: _________________________________________ Signature: __________________________________________

Telephone Number: ______________________________ Email Address: ________________________________________

Dated:                                  , 20_______

Mail to: Continental Stock Transfer & Trust Company,

Attn: Corporate Actions,

1 State Street 30th Floor, New York, NY 10004

Telephone: 917-262-2378

MEDALLION SIGNATURE GUARANTEE

(See Instructions 1 and 4)

Complete ONLY if required by Instruction 1.

FOR USE BY FINANCIAL INSTITUTION ONLY. PLACE MEDALLION GUARANTEE IN SPACE BELOW.

Firm: ______________________________________________________________

By: _______________________________________________________________

Title: ______________________________________________________________

Address: ____________________________________________________________

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EXHIBIT D

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

GLOBAL SYSTEM DYNAMICS, INC.

[●], 2023

Global System Dynamics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Global System Dynamics, Inc.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 14, 2021, amended and restated on August 4, 2021, and amended effective October 7, 2022 (the “Certificate”).

2. This Second Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), which both restates and amends the provisions of the Certificate, was duly adopted by the Board of Directors of the Corporation by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the Delaware General Corporation Law (“DGCL”). This Second Amended and Restated Certificate has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Corporation.

3. This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

4. The text of the Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Global System Dynamics, Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV

CAPITALIZATION

4.1    Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is [____] shares, consisting of (a) [____] shares of common stock (the “Common Stock”), and (b) [____] shares of preferred stock (the “Preferred Stock”).

4.2    Preferred Stock. Subject to Article IX of this Amended and Restated Certificate, the Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

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4.3    Common Stock.

(a)    Voting.

(i)    Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii)    Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the Common Stock are entitled to vote.

(iii)    Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b)    Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

4.4    Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

5.1    Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the By-Laws of the Corporation (“By-Laws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate, and any By-Laws adopted by the stockholders of the Corporation; provided, however, that no By-Laws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such By-Laws had not been adopted.

5.2    Number, Election and Term.

(a)    The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

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(b)    Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitute the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c)    Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d)    Unless and except to the extent that the By-Laws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights with regard to election of directors.

5.3    Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

5.4    Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

5.5    Preferred Stock—Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the By-Laws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the By-Laws. The By-Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By-Laws; and provided further, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By-Laws had not been adopted.

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ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

7.1    Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

7.2    Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws.

7.3    Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, subsequent to the consummation of the Offering, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders with respect to which action may be taken by written consent.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

8.1    Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

8.2    Indemnification and Advancement of Expenses.

(a)    To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)    The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

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(c)    Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)    This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

CORPORATE OPPORTUNITY

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Amended and Restated Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

ARTICLE X

AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X.

ARTICLE XI

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS; CONSENT TO JURISDICTION

11.1    Forum. Subject to the last sentence in this Section 11.1, and unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the By-Laws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the provisions of this Section 11.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

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11.2    Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

11.3    Severability. If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

11.4    Deemed Notice. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI.

IN WITNESS WHEREOF, Gladstone Acquisition Corporation has cause this AMENDED AND RESTATED CERTIFICATE to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

Global System Dynamics, Inc.

By:	_______________________________
Name:	[____]
Title:	[____]

SIGNATURE PAGE TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

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EXHIBIT E

AMENDED AND RESTATED BYLAWS

OF

GLOBAL SYSTEM DYNAMICS, INC.

(A DELAWARE CORPORATION)

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BYLAWS

OF

GLOBAL SYSTEM DYNAMICS, INC.

(A DELAWARE CORPORATION)

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of the corporation in the State of Delaware shall be in the City of Wilmington, County of New Castle.

Section 2. Other Offices. The corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors, and may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II

CORPORATE SEAL

Section 3. Corporate Seal. The Board of Directors may adopt a corporate seal. The corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE III

STOCKHOLDERS’ MEETINGS

Section 4. Place of Meetings. Meetings of the stockholders of the corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (“DGCL”).

Section 5. Annual Meeting.

(a) The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may lawfully come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders; (ii) by or at the direction of the Board of Directors; or (iii) by any stockholder of the corporation who was a stockholder of record at the time of giving of notice provided for in the following paragraph, who is entitled to vote at the meeting and who complied with the notice procedures set forth in Section 5.

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(b) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a) of these Bylaws, (i) the stockholder must have given timely notice thereof in writing to the Secretary of the corporation, (ii) such other business must be a proper matter for stockholder action under the DGCL, (iii) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the corporation with a Solicitation Notice (as defined in this Section 5(b)), such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the corporation’s voting shares reasonably believed by such stockholder or beneficial owner to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice, and (iv) if no Solicitation Notice relating thereto has been timely provided pursuant to this section, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 5. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth: (A) as to each person whom the stockholder proposed to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and Rule 14a-4(d) thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, (ii) the class and number of shares of the corporation which are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of the proposal, at least the percentage of the corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent, a “Solicitation Notice”).

(c) Notwithstanding anything in the second sentence of Section 5(b) of these Bylaws to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the corporation at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 5 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation.

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(d) Only such persons who are nominated in accordance with the procedures set forth in this Section 5 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 5. Except as otherwise provided by law, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.

(e) Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, stockholders must provide notice as required by the regulations promulgated under the 1934 Act. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation proxy statement pursuant to Rule 14a-8 under the 1934 Act.

(f) For purposes of this Section 5, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act.

Section 6. Special Meetings.

(a) Special meetings of the stockholders of the corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption) or (iv) by the holders of shares entitled to cast not less than ten percent (10%) of the votes at the meeting, and shall be held at such place, on such date, and at such time as the Board of Directors shall fix.

(b) If a special meeting is properly called by any person or persons other than the Board of Directors, the request shall be in writing, specifying the general nature of the business proposed to be transacted, and shall be delivered personally or sent by certified or registered mail, return receipt requested, or by telegraphic or other facsimile transmission to the Chairman of the Board of Directors, the Chief Executive Officer, or the Secretary of the corporation. No business may be transacted at such special meeting otherwise than specified in such notice. The Board of Directors shall determine the time and place of such special meeting, which shall be held not less than thirty-five (35) nor more than one hundred twenty (120) days after the date of the receipt of the request. Upon determination of the time and place of the meeting, the officer receiving the request shall cause notice to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7 of these Bylaws. Nothing contained in this paragraph (b) shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

Section 7. Notice of Meetings. Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at any such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

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Section 8. Quorum. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of a majority of shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by the Certificate of Incorporation or these Bylaws, a majority of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.

Section 9. Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairman of the meeting or by the vote of a majority of the shares present in person, by remote communication, if applicable, or represented by proxy. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 10. Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 12 of these Bylaws, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote or execute consents shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three (3) years from its date of creation unless the proxy provides for a longer period.

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Section 11. Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two (2) or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one (1) votes, his act binds all; (b) if more than one (1) votes, the act of the majority so voting binds all; (c) if more than one (1) votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.

Section 12. List of Stockholders. The Secretary shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by law.

Section 13. Action Without Meeting.

(a) Unless otherwise provided in the Certificate of Incorporation, any action required by statute to be taken at any annual or special meeting of the stockholders, or any action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, or by electronic transmission setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

(b) Every written consent or electronic transmission shall bear the date of signature of each stockholder who signs the consent, and no written consent or electronic transmission shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered to the corporation in the manner herein required, written consents or electronic transmissions signed by a sufficient number of stockholders to take action are delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

(c) Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing or by electronic transmission and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take action were delivered to the corporation as provided in Section 228(c) of the DGCL. If the action which is consented to is such as would have required the filing of a certificate under any section of the DGCL if such action had been voted on by stockholders at a meeting thereof, then the certificate filed under such section shall state, in lieu of any statement required by such section concerning any vote of stockholders, that written consent has been given in accordance with Section 228 of the DGCL.

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(d) A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this section, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the corporation can determine (i) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder and (ii) the date on which such stockholder or proxyholder or authorized person or persons transmitted such telegram, cablegram or electronic transmission. The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the corporation by delivery to its registered office in the state of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested. Notwithstanding the foregoing limitations on delivery, consents given by telegram, cablegram or other electronic transmission may be otherwise delivered to the principal place of business of the corporation or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded if, to the extent and in the manner provided by resolution of the board of directors of the corporation. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

Section 14. Organization.

(a) At every meeting of stockholders, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the President, or, if the President is absent, a chairman of the meeting chosen by a majority in interest of the stockholders entitled to vote, present in person or by proxy, shall act as chairman. The Secretary, or, in his absence, an Assistant Secretary directed to do so by the President, shall act as secretary of the meeting.

(b) The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

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ARTICLE IV

DIRECTORS

Section 15. Number and Term of Office. The authorized number of directors of the corporation shall be fixed by the Board of Directors from time to time.

Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient.

Section 16. Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.

Section 17. Term of Directors.

(a) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, directors shall be elected at each annual meeting of stockholders to serve until the next annual meeting of stockholders and his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 18. Vacancies.

(a) Unless otherwise provided in the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director.

Section 19. Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time, upon receipt by the Secretary or at the pleasure of the Board of Directors. If no such specification is made, it shall be deemed effective at the pleasure of the Board of Directors. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office for the unexpired portion of the term of the Director whose place shall be vacated and until his successor shall have been duly elected and qualified.

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Section 20. Removal. Subject to any limitations imposed by applicable law, the Board of Directors or any director may be removed from office at any time (i) with cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors or (ii) without cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the corporation, entitled to vote generally at an election of directors.

Section 21. Meetings

(a) Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, including a voice-messaging system or other system designated to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for a regular meeting of the Board of Directors.

(b) Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairman of the Board, the President or any director.

(c) Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d) Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least twenty-four (24) hours before the date and time of the meeting. If notice is sent by US mail, it shall be sent by first class mail, postage prepaid at least three (3) days before the date of the meeting. Notice of any meeting may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(e) Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 22. Quorum and Voting.

(a) Unless the Certificate of Incorporation requires a greater number, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation; provided, however, at any meeting, whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

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(b) At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

Section 23. Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 24. Fees and Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 25. Committees.

(a) Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one (1) or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any bylaw of the corporation.

(b) Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one (1) or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

(c) Term. The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of subsections (a) or (b) of this Bylaw may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

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(d) Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 25 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

Section 26. Organization. At every meeting of the directors, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the President, or if the President is absent, the most senior Vice President, (if a director) or, in the absence of any such person, a chairman of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his absence, any Assistant Secretary directed to do so by the President, shall act as secretary of the meeting.

ARTICLE V

OFFICERS

Section 27. Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer, the Treasurer and the Controller, all of whom shall be elected at the annual organizational meeting of the Board of Directors. The Board of Directors may also appoint one or more Assistant Secretaries, Assistant Treasurers, Assistant Controllers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.

Section 28. Tenure and Duties of Officers.

(a) General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

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(b) Duties of Chairman of the Board of Directors. The Chairman of the Board of Directors, when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairman of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time. If there is no President, then the Chairman of the Board of Directors shall also serve as the Chief Executive Officer of the corporation and shall have the powers and duties prescribed in paragraph (c) of this Section 28.

(c) Duties of President. The President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors has been appointed and is present. Unless some other officer has been elected Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time.

(d) Duties of Vice Presidents. The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(e) Duties of Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time. The President may direct any Assistant Secretary to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(f) Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. The President may direct the Treasurer or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

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Section 29. Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 30. Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission notice to the Board of Directors or to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

Section 31. Removal. Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or superior officers upon whom such power of removal may have been conferred by the Board of Directors.

ARTICLE VI

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING

OF SECURITIES OWNED BY THE CORPORATION

Section 32. Execution of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the corporation.

All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do.

Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 33. Voting of Securities Owned by the Corporation. All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairman of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

ARTICLE VII

SHARES OF STOCK

Section 34. Form and Execution of Certificates. The shares of the corporation shall be represented by certificates, or shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the corporation shall be entitled to have a certificate signed by or in the name of the corporation by the Chairman of the Board of Directors, or the President or any Vice President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

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Section 35. Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 36. Transfers.

(a) Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by a certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b) The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 37. Fixing Record Dates.

(a) In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b) In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary, request the Board of Directors to fix a record date. The Board of Directors shall promptly, but in all events within ten (10) days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the Board of Directors within ten (10) days of the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

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(c) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 38. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VIII

OTHER SECURITIES OF THE CORPORATION

Section 39. Execution of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 34), may be signed by the Chairman of the Board of Directors, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

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ARTICLE IX

DIVIDENDS

Section 40. Declaration of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 41. Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X

FISCAL YEAR

Section 42. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

ARTICLE XI

INDEMNIFICATION

Section 43. Indemnification of Directors, Executive Officers, Other Officers, Employees and Other Agents.

(a) Directors and Officers. The corporation shall indemnify its directors and officers to the fullest extent not prohibited by the DGCL or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Delaware General Corporation Law or any other applicable law or (iv) such indemnification is required to be made under subsection (d).

(b) Employees and Other Agents. The corporation shall have power to indemnify its employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person to such officers or other persons as the Board of Directors shall determine.

(c) Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding, provided, however, that, if the DGCL requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Section 43 or otherwise.

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Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this Bylaw, no advance shall be made by the corporation to an officer of the corporation (except by reason of the fact that such officer is or was a director of the corporation, in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of a quorum consisting of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

(d) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or officer. Any right to indemnification or advances granted by this Bylaw to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this Article XI or otherwise shall be on the corporation.

(e) Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL or any other applicable law.

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(f) Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) Insurance. To the fullest extent permitted by the DGCL, or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Bylaw.

(h) Amendments. Any repeal or modification of this Bylaw shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

(i) Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Bylaw that shall not have been invalidated, or by any other applicable law. If this Section 43 shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and officer to the full extent under applicable law.

(j) Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:

(1) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(2) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(3) The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Bylaw with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(4) References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

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(5) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Bylaw.

ARTICLE XII

NOTICES

Section 44. Notices.

(a) Notice to Stockholders. Written notice to stockholders of stockholder meetings shall be given as provided in Section 7 herein. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by law, written notice to stockholders for purposes other than stockholder meetings may be sent by United States mail or nationally recognized overnight courier, or by facsimile, telegraph or telex or by electronic mail or other electronic means.

(b) Notice to Directors. Any notice required to be given to any director may be given by the method stated in subsection (a), or as provided for in Section 21 of these Bylaws. If such notice is not delivered personally, it shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

(c) Affidavit of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d) Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e) Notice to Person with Whom Communication Is Unlawful. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f) Notice to Stockholders Sharing an Address. Except as otherwise prohibited under DGCL, any notice given under the provisions of DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within 60 days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.

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ARTICLE XIII

AMENDMENTS

Section 45. Amendments. The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

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EXHIBIT F

FORM EQUITY INCENTIVE PLAN

GLOBAL SYSTEM DYNAMICS, INC.

2022 EQUITY INCENTIVE PLAN

1.      Purpose of the Plan. The purpose of the 2022 Equity Incentive Plan is to attract, retain and motivate employees, officers, directors, consultants, agents, advisors and independent contractors of the Company and its Related Companies by providing them the opportunity to acquire a proprietary interest in the Company and to align their interests and efforts to the long-term interests of the Company’s stockholders.

2.      Definitions. Certain capitalized terms used in the Plan have the meanings set forth in Appendix A.

3.      Administration.

(a)     Administration of the Plan. The Plan shall be administered by the Board. All references in the Plan to the “Plan Administrator” shall be to the Board.

(b)    Administration and Interpretation by Plan Administrator.

(i)          Except for the terms and conditions explicitly set forth in the Plan and to the extent permitted by applicable law, the Plan Administrator shall have full power and exclusive authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to (A) select the Eligible Persons to whom Awards may from time to time be granted under the Plan; (B) determine the type or types of Awards to be granted to each Participant under the Plan; (C) determine the number of shares of Common Stock to be covered by each Award granted under the Plan; (D) determine the terms and conditions of any Award granted under the Plan; (E) approve the forms of notice or agreement for use under the Plan; (F) determine whether, to what extent and under what circumstances Awards may be settled in cash, shares of Common Stock or other property or canceled or suspended; (G) interpret and administer the Plan and any instrument evidencing an Award, notice or agreement executed or entered into under the Plan; (H) establish such rules and regulations as it shall deem appropriate for the proper administration of the Plan; (I) delegate ministerial duties to such of the Company’s employees as it so determines; and (J) make any other determination and take any other action that the Plan Administrator deems necessary or desirable for administration of the Plan.

(ii)         The effect on the vesting of an Award of a Company-approved leave of absence or a Participant’s reduction in hours of employment or service shall be determined by the Company’s chief human resources officer or other person performing that function or, with respect to directors or executive officers, by the Board, whose determination shall be final.

(iii)        To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv)        Decisions of the Plan Administrator shall be final, conclusive and binding on all persons, including the Company, any Participant, any stockholder and any Eligible Person. A majority of the members of the Plan Administrator may determine its actions.

4.      Shares Subject to the Plan.

(a)     Authorized Number of Shares. Subject to adjustment from time to time as provided in Section 14 below, the number of shares of Common Stock available for issuance under the Plan shall be [*] shares. Shares issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company as treasury shares.

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(b)    Share Usage.

(i)          Shares of Common Stock covered by an Award shall not be counted as used unless and until they are actually issued and delivered to a Participant. If any Award lapses, expires, terminates or is canceled prior to the issuance of shares thereunder or if shares of Common Stock are issued under the Plan to a Participant and thereafter are forfeited to or otherwise reacquired by the Company, the shares subject to such Awards and the forfeited or reacquired shares shall again be available for issuance under the Plan. Any shares of Common Stock (A) tendered by a Participant or retained by the Company as full or partial payment to the Company for the purchase price of an Award or to satisfy tax withholding obligations in connection with an Award, or (B) covered by an Award that is settled in cash or in a manner such that some or all of the shares of Common Stock covered by the Award are not issued, shall be available for Awards under the Plan. The number of shares of Common Stock available for issuance under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares of Common Stock or credited as additional shares of Common Stock subject or paid with respect to an Award.

(ii)         The Plan Administrator shall also, without limitation, have the authority to grant Awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company.

(iii)        Notwithstanding any other provision of the Plan to the contrary, the Plan Administrator may grant Substitute Awards under the Plan. In the event that a written agreement between the Company and an Acquired Entity pursuant to which a merger or consolidation is completed is approved by the Board and that agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, those terms and conditions shall be deemed to be the action of the Plan Administrator without any further action by the Plan Administrator, and the persons holding such awards shall be deemed to be Participants.

(iv)        Notwithstanding any other provisions of this Section 4.(b) to the contrary, the maximum number of shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate share number stated in Section 4.(a) above, subject to adjustment as provided in Section 14 below.

5.      Eligibility. An Award may be granted to any employee, officer or director of the Company or a Related Company whom the Plan Administrator from time to time selects. An Award may also be granted to any consultant, agent, advisor or independent contractor for bona fide services rendered to the Company or any Related Company that (a) are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

6.      Awards.

(a)     Form, Grant and Settlement of Awards. The Plan Administrator shall have the authority, in its sole discretion, to determine the type or types of Awards to be granted under the Plan. Such Awards may be granted either alone or in addition to or in tandem with any other type of Award. Any Award settlement may be subject to such conditions, restrictions and contingencies as the Plan Administrator shall determine.

(b)    Evidence of Awards. Awards granted under the Plan shall be evidenced by a written, including an electronic, instrument that shall contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and that are not inconsistent with the Plan.

(c)     Dividends and Distributions. Participants may, if the Plan Administrator so determines, be credited with dividends or dividend equivalents paid with respect to shares of Common Stock underlying an Award in a manner determined by the Plan Administrator in its sole discretion. The Plan Administrator may apply any restrictions to the dividends or dividend equivalents that the Plan Administrator deems appropriate. The Plan Administrator, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, shares of Common Stock, Restricted Stock or Stock Units. Notwithstanding the foregoing, the right to any dividends or dividend equivalents declared and paid on the number of shares underlying an Option or a Stock Appreciation Right may not be contingent, directly or indirectly, on the exercise of the Option or Stock Appreciation Right, and must comply with or qualify for an exemption under Section 409A. Also notwithstanding the foregoing, the right to any dividends or dividend equivalents declared and paid on Restricted Stock must (i) be paid at the same time such dividends or dividend equivalents are paid to other stockholders and (ii) comply with or qualify for an exemption under Section 409A.

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7.      Options.

(a)     Grant of Options. The Plan Administrator may grant Options designated as Incentive Stock Options or Nonqualified Stock Options.

(b)    Option Exercise Price. Options shall be granted with an exercise price per share not less than 100% of the Fair Market Value of the Common Stock on the Grant Date (and not less than the minimum exercise price required by Section 422 of the Code with respect to Incentive Stock Options), except in the case of Substitute Awards. Notwithstanding the foregoing, the Plan Administrator may grant Nonqualified Stock Options with an exercise price per share of less than the Fair Market Value of the Common Stock on the Grant Date if the Option either: (i) is not “deferred compensation” within the meaning of Section 409A; or (ii) meets all the requirements for Awards that are considered “deferred compensation” within the meaning of Section 409A.

(c)     Term of Options. Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the maximum term of an Option (the “Option Term”) shall be ten years from the Grant Date. For Incentive Stock Options, the Option Term shall be as specified in Section 8.(d) below.

(d)    Exercise of Options. The Plan Administrator shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable, any of which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option shall vest and become exercisable according to the following schedule, which may be waived or modified by the Plan Administrator at any time:

Period of Participant’s Continuous Employment or Service With the Company or Its Related Companies From the Vesting Commencement Date	Portion of Total Option That Is Vested and Exercisable
After [one (1)] year	[one quarter (1/4)]
After each additional one-month period of continuous service complete thereafter	An additional [1/48]
After [four (4)] years	[100%]

To the extent an Option has vested and become exercisable, the Option may be exercised in whole or from time to time in part by delivery to or as directed or approved by the Company of a properly executed stock option exercise agreement or notice, in a form and in accordance with procedures established by the Plan Administrator, setting forth the number of shares with respect to which the Option is being exercised, the restrictions imposed on the shares purchased under such exercise agreement or notice, if any, and such representations and agreements as may be required by the Plan Administrator, accompanied by payment in full as described in Section 7.(e) below. An Option may be exercised only for whole shares and may not be exercised for less than a reasonable number of shares at any one time, as determined by the Plan Administrator.

(e)     Payment of Exercise Price. The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased. Such consideration must be paid before the Company will issue the shares being purchased and must be in a form or a combination of forms acceptable to the Plan Administrator for that purchase, which forms may include:

(i)          cash;

(ii)         check or wire transfer;

(iii)        having the Company withhold shares of Common Stock that would otherwise be issued on exercise of a Nonqualified Stock Option that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;

(iv)        tendering (either actually or, if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) shares of Common Stock owned by the Participant that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;

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(v)         if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, and to the extent permitted by law, delivery of a properly executed exercise agreement or notice, together with irrevocable instructions to a brokerage firm designated or approved by the Company to deliver promptly to the Company the aggregate amount of proceeds to pay the Option exercise price and any tax withholding obligations that may arise in connection with the exercise, all in accordance with the regulations of the Federal Reserve Board; or

(vi)        such other consideration as the Plan Administrator may permit.

(vii)       In addition, to assist a Participant (including directors and executive officers) in acquiring shares of Common Stock pursuant to an Option granted under the Plan, the Plan Administrator, in its sole discretion and to the extent permitted by applicable law, may authorize, either at the Grant Date or at any time before the acquisition of Common Stock pursuant to the Option, (A) the payment by a Participant of the purchase price of the Common Stock by a promissory note or (B) the guarantee by the Company of a loan obtained by the Participant from a third party. The Plan Administrator shall in its sole discretion specify the terms of any loans or loan guarantees, including the interest rate and terms of and security for repayment.

(f)     Effect of Termination of Service. The Plan Administrator shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, after a Termination of Service, any of which provisions may be waived or modified by the Plan Administrator at any time. If not otherwise established in the instrument evidencing the Option, the Option shall be exercisable according to the following terms and conditions, which may be waived or modified by the Plan Administrator at any time:

(i)          Any portion of an Option that is not vested and exercisable on the date of a Participant’s Termination of Service shall expire on such date.

(ii)         Any portion of an Option that is vested and exercisable on the date of a Participant’s Termination of Service shall expire on the earliest to occur of:

(A)        if the Participant’s Termination of Service occurs for reasons other than Cause, Disability or death, the date that is [three (3) months] after such Termination of Service;

(B)         if the Participant’s Termination of Service occurs by reason of Disability, the date that is [twelve (12) months] after such Termination of Service;

(C)         if the Participant’s Termination of Service occurs by reason of death, the date that is [three (3) months] after such Termination of Service; and

(D)        the Option Expiration Date.

(iii)        Notwithstanding the foregoing, if a Participant dies after the Participant’s Termination of Service but while an Option is otherwise exercisable, the portion of the Option that is vested and exercisable on the date of such Termination of Service shall expire upon the earlier to occur of (A) the Option Expiration Date and (B) the date that is [three (3) months] after the date of death, unless the Plan Administrator determines otherwise.

(iv)        Also notwithstanding the foregoing, in case a Participant’s Termination of Service occurs for Cause, all Options granted to the Participant shall automatically expire upon first notification to the Participant of such termination, unless the Plan Administrator determines otherwise. If a Participant’s employment or service relationship with the Company is suspended pending an investigation of whether the Participant shall be terminated for Cause, all the Participant’s rights under any Option shall likewise be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after a Participant’s Termination of Service, any Option then held by the Participant may be immediately terminated by the Plan Administrator, in its sole discretion.

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(v)         A Participant’s Award Agreement also may provide that (A) if the exercise of the Option following the Participant’s Termination of Services (other than upon the Participant’s death or disability) would result in liability under Section 16(b), then the Option will terminate on the earlier of (A) the expiration of the term of the Option set forth in the Award Agreement, or (B) the tenth (10th) day after the last date on which such exercise would result in liability under Section 16(b); or (B) if the exercise of the Option following the Participant’s Termination of Services (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (1) the expiration of the term of the Option or (E) the expiration of a period of thirty (30) days after the Termination of Services, during which the exercise of the Option would not be in violation of such registration requirements.

8.      Incentive Stock Option Limitations. Notwithstanding any other provision of the Plan to the contrary, the terms and conditions of any Incentive Stock Options shall in addition comply in all respects with Section 422 of the Code, or any successor provision, and any applicable regulations thereunder, including, to the extent required thereunder, the following:

(a)     Dollar Limitation. To the extent the aggregate Fair Market Value (determined as of the Grant Date) of Common Stock with respect to which a Participant’s Incentive Stock Options become exercisable for the first time during any calendar year (under the Plan and all other stock option plans of the Company and its parent and subsidiary corporations) exceeds $[_____], such portion in excess of $[_____] shall be treated as a Nonqualified Stock Option. In the event the Participant holds two or more such Options that become exercisable for the first time in the same calendar year, such limitation shall be applied on the basis of the order in which such Options are granted.

(b)    Eligible Employees. Individuals who are not employees of the Company or one of its parent or subsidiary corporations may not be granted Incentive Stock Options.

(c)     Exercise Price. Incentive Stock Options shall be granted with an exercise price per share not less than 100% of the Fair Market Value of the Common Stock on the Grant Date, and in the case of an Incentive Stock Option granted to a Participant who owns more than 10% of the total combined voting power of all classes of the stock of the Company or of its parent or subsidiary corporations (a “Ten Percent Stockholder”), shall be granted with an exercise price per share not less than 110% of the Fair Market Value of the Common Stock on the Grant Date. The determination of more than 10% ownership shall be made in accordance with Section 422 of the Code.

(d)    Option Term. Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the maximum term of an Incentive Stock Option shall not exceed ten years, and in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, shall not exceed five years.

(e)     Exercisability. An Option designated as an Incentive Stock Option shall cease to qualify for favorable tax treatment as an Incentive Stock Option to the extent it is exercised (if permitted by the terms of the Option) (i) more than three months after the date of a Participant’s termination of employment if termination was for reasons other than death or disability, (ii) more than one year after the date of a Participant’s termination of employment if termination was by reason of disability, or (iii) more than six months following the first day of a Participant’s leave of absence that exceeds three months, unless the Participant’s reemployment rights are guaranteed by statute or contract.

(f)     Taxation of Incentive Stock Options.

(i)          In order to obtain certain tax benefits afforded to Incentive Stock Options under Section 422 of the Code, the Participant must hold the shares acquired upon the exercise of an Incentive Stock Option for two years after the Grant Date and one year after the date of exercise.

(ii)         A Participant may be subject to the alternative minimum tax at the time of exercise of an Incentive Stock Option. The Participant shall give the Company prompt notice of any disposition of shares acquired on the exercise of an Incentive Stock Option prior to the expiration of such holding periods.

(g)    Code Definitions. For the purposes of this Section 8, “disability,” “parent corporation” and “subsidiary corporation” shall have the meanings attributed to those terms for purposes of Section 422 of the Code.

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(h)    Stockholder Approval. If the stockholders of the Company do not approve the Plan within twelve (12) months after the Board’s adoption of the Plan (or the Board’s adoption of any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code) Incentive Stock Options granted under the Plan after the date of the Board’s adoption (or approval) will be treated as Nonqualified Stock Options. No Incentive Stock Options may be granted more than ten years after the earlier of the approval by the Board or the stockholders of the Plan (or any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code).

(i)          Promissory Notes. The amount of any promissory note delivered pursuant to Section 7.(e) above in connection with an Incentive Stock Option shall bear interest at a rate specified by the Plan Administrator, but in no case less than the rate required to avoid imputation of interest (taking into account any exceptions to the imputed interest rules) for federal income tax purposes.

9.      Stock Appreciation Rights.

(a)     Grant of Stock Appreciation Rights. The Plan Administrator may grant Stock Appreciation Rights to Participants at any time on such terms and conditions as the Plan Administrator shall determine in its sole discretion. An SAR may be granted in tandem with an Option (a “tandem SAR”) or alone (a “freestanding SAR”). The grant price of a tandem SAR shall be equal to the exercise price of the related Option. The grant price of a freestanding SAR shall be established in accordance with procedures for Options set forth in Section 7.(b) above. An SAR may be exercised upon such terms and conditions and for such term as the Plan Administrator determines in its sole discretion; provided, however, that, subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the SAR, the maximum term of a freestanding SAR shall be ten years, and in the case of a tandem SAR, (i) the term shall not exceed the term of the related Option and (ii) the tandem SAR may be exercised for all or part of the shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option, except that the tandem SAR may be exercised only with respect to the shares for which its related Option is then exercisable.

(b)    Payment of SAR Amount. Upon the exercise of an SAR, a Participant shall be entitled to receive payment in an amount determined by multiplying: (i) the difference between the Fair Market Value of the Common Stock on the date of exercise over the grant price of the SAR by (ii) the number of shares with respect to which the SAR is exercised. At the discretion of the Plan Administrator as set forth in the instrument evidencing the Award, the payment upon exercise of an SAR may be in cash, in shares, in some combination thereof or in any other manner approved by the Plan Administrator in its sole discretion.

(c)     Waiver of Restrictions. The Plan Administrator, in its sole discretion, may waive any other terms, conditions or restrictions on any SAR under such circumstances and subject to such terms and conditions as the Plan Administrator shall deem appropriate.

10.    Stock Awards, Restricted Stock and Stock Units.

(a)     Grant of Stock Awards, Restricted Stock and Stock Units. The Plan Administrator may grant Stock Awards, Restricted Stock and Stock Units on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any, which may be based on continuous service with the Company or a Related Company or the achievement of any performance goals, as the Plan Administrator shall determine in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award.

(b)    Vesting of Restricted Stock and Stock Units. Upon the satisfaction of any terms, conditions and restrictions prescribed with respect to Restricted Stock or Stock Units, or upon a Participant’s release from any terms, conditions and restrictions on Restricted Stock or Stock Units, as determined by the Plan Administrator (i) the shares covered by each Award of Restricted Stock shall become freely transferable by the Participant subject to the terms and conditions of the Plan, the instrument evidencing the Award, and applicable securities laws, and (ii) Stock Units shall be paid in shares of Common Stock or, if set forth in the instrument evidencing the Awards, in cash or a combination of cash and shares of Common Stock. Any fractional shares subject to such Awards shall be paid to the Participant in cash.

(c)     Waiver of Restrictions. The Plan Administrator, in its sole discretion, may waive the repurchase or forfeiture period and any other terms, conditions or restrictions on any Restricted Stock or Stock Unit under such circumstances and subject to such terms and conditions as the Plan Administrator shall deem appropriate.

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11.    Other Stock or Cash Based Awards. Subject to the terms of the Plan and such other terms and conditions as the Plan Administrator deems appropriate, the Plan Administrator may grant other incentives payable in cash or in shares of Common Stock under the Plan.

12.    Withholding.

(a)     The Company may require the Participant to pay to the Company or a Related Company, as applicable, the amount of (i) any taxes that the Company or a Related Company is required by applicable federal, state, local or foreign law to withhold with respect to the grant, vesting or exercise of an Award (“tax withholding obligations”) and (ii) any amounts due from the Participant to the Company or to any Related Company (“other obligations”). Notwithstanding any other provision of the Plan to the contrary, the Company shall not be required to issue any shares of Common Stock or otherwise settle an Award under the Plan until such tax withholding obligations and other obligations are satisfied.

(b)    The Plan Administrator, in its sole discretion, may permit or require a Participant to satisfy all or part of the Participant’s tax withholding obligations and other obligations by (i) paying cash to the Company or a Related Company, as applicable, (ii) having the Company or a Related Company, as applicable, withhold an amount from any cash amounts otherwise due or to become due from the Company to the Participant, (iii) having the Company withhold a number of shares of Common Stock that would otherwise be issued to the Participant (or become vested, in the case of Restricted Stock) having a Fair Market Value equal to the tax withholding obligations and other obligations, or (iv) surrendering a number of shares of Common Stock the Participant already owns having a value equal to the tax withholding obligations and other obligations. The value of the shares so withheld or tendered may not exceed the employer’s applicable minimum required tax withholding rate or such other applicable rate as is necessary to avoid adverse treatment for financial accounting purposes, as determined by the Plan Administrator in its sole discretion.

13.    Assignability. No Award or interest in an Award may be sold, assigned, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or transferred by a Participant or made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, except to the extent the Participant designates one or more beneficiaries on a Company-approved form who may exercise the Award or receive payment under the Award after the Participant’s death. During a Participant’s lifetime, an Award may be exercised only by the Participant. Notwithstanding the foregoing and to the extent permitted by Section 422 of the Code, the Plan Administrator, in its sole discretion, may permit a Participant to assign or transfer an Award, subject to such terms and conditions as the Plan Administrator shall specify.

14.    Adjustments.

(a)     Adjustment of Shares.

(i)          In the event that, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal cash dividend, or other change in the Company’s corporate or capital structure results in (A) the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or any other company or (B) new, different or additional securities of the Company or any other company being received by the holders of shares of Common Stock, then the Plan Administrator shall make proportional adjustments in (1) the maximum number and kind of securities available for issuance under the Plan; (2) the maximum number and kind of securities issuable as Incentive Stock Options as set forth in Section 4.(b)(iv); and (3) the number and kind of securities that are subject to any outstanding Award and the per share price of such securities, without any change in the aggregate price to be paid therefor. The determination by the Plan Administrator as to the terms of any of the foregoing adjustments shall be conclusive and binding.

(ii)         Notwithstanding the foregoing, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Awards. Also notwithstanding the foregoing, a dissolution or liquidation of the Company or a Change of Control shall not be governed by this Section 14.(a) but shall be governed by Sections 14.(b) below and 14.(c) below, respectively.

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(b)    Dissolution or Liquidation. To the extent not previously exercised or settled, and unless otherwise determined by the Plan Administrator in its sole discretion, Awards shall terminate immediately prior to the dissolution or liquidation of the Company. To the extent a vesting condition, forfeiture provision or repurchase right applicable to an Award has not been waived by the Plan Administrator, the Award shall be forfeited immediately prior to the consummation of the dissolution or liquidation.

(c)     Change of Control.

(i)          Notwithstanding any other provision of the Plan to the contrary, unless the Plan Administrator determines otherwise with respect to a particular Award in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, in the event of a Change of Control, if and to the extent an outstanding Award is not converted, assumed, substituted for or replaced by the Successor Company, then such Award shall terminate upon effectiveness of the Change of Control. If and to the extent the Successor Company converts, assumes, substitutes for or replaces an outstanding Award, all vesting restrictions and/or forfeiture provisions shall continue with respect to such Award or any shares of the Successor Company or other consideration that may be received with respect to such Awards.

(ii)         For the purposes of Section 14.(c), an Award shall be considered converted, assumed, substituted for or replaced by the Successor Company if following the Change of Control the Award confers the right to purchase or receive, for each share of Common Stock subject to the Award immediately prior to the Change of Control, the consideration (whether stock, cash or other securities or property) received in the Change of Control by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the Successor Company, the Plan Administrator may, with the consent of the Successor Company, provide for the consideration to be received pursuant to the Award, for each share of Common Stock subject thereto, to be solely common stock of the Successor Company substantially equal in fair market value to the per share consideration received by holders of Common Stock in the Change of Control. The determination of such substantial equality of value of consideration shall be made by the Plan Administrator, and its determination shall be conclusive and binding.

(iii)        Notwithstanding the foregoing, the Plan Administrator, in its sole discretion, may instead provide in the event of a Change of Control that a Participant’s outstanding Awards shall terminate upon or immediately prior to such Change of Control and that each such Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Awards (either to the extent then vested and exercisable, or subject to restrictions and/or forfeiture provisions, or whether or not then vested and exercisable, or subject to restrictions and/or forfeiture provisions, as determined by the Plan Administrator in its sole discretion) exceeds (B) if applicable, the respective aggregate exercise, grant or purchase price payable with respect to shares of Common Stock subject to such Awards.

(iv)        For the avoidance of doubt, nothing in this Section 14.(c) requires all Awards to be treated similarly.

(d)    Further Adjustment of Awards. Subject to Sections 14.(b) above and 14.(c) above, the Plan Administrator shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation, dissolution or change of control of the Company, as defined by the Plan Administrator, to take such further action as it determines to be necessary or advisable with respect to Awards. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, lifting restrictions and other modifications, and the Plan Administrator may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants. The Plan Administrator may take such action before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation, dissolution or change of control that is the reason for such action.

(e)     No Limitations. The grant of Awards shall in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

(f)     Fractional Shares. In the event of any adjustment in the number of shares covered by any Award, each such Award shall cover only the number of full shares resulting from such adjustment, and any fractional shares resulting from such adjustment shall be disregarded.

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(g)    Section 409A. Subject to Section 22 below, but notwithstanding any other provision of the Plan to the contrary, (i) any adjustments made pursuant to this Section 14 to Awards that are considered “deferred compensation” within the meaning of Section 409A shall be made in compliance with the requirements of Section 409A and (ii) any adjustments made pursuant to this Section 14 to Awards that are not considered “deferred compensation” subject to Section 409A shall be made in such a manner as to ensure that after such adjustment the Awards either (A) continue not to be subject to Section 409A or (B) comply with the requirements of Section 409A.

15.    Amendment and Termination.

(a)     Amendment, Suspension or Termination. The Board may amend, suspend or terminate the Plan or any portion of the Plan at any time and in such respects as it shall deem advisable; provided, however, that, to the extent required by applicable law, regulation or stock exchange rule, stockholder approval shall be required for any amendment to the Plan. Subject to Section 15(b) below, the Board may amend the terms of any outstanding Award, prospectively or retroactively.

(b)    Term of the Plan. The Plan shall have no fixed expiration date. After the Plan is terminated, no future Awards may be granted, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten years after the later of (i) the adoption of the Plan by the Board and (ii) the adoption by the Board of any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code.

(c)     Consent of Participant.

(i)          The amendment, suspension or termination of the Plan or a portion thereof or the amendment of an outstanding Award shall not, without the Participant’s consent, materially adversely affect any rights under any Award theretofore granted to the Participant under the Plan. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a “modification” that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option. Notwithstanding the foregoing, any adjustments made pursuant to Section 14 above shall not be subject to these restrictions.

(ii)         Subject to Section 22, but notwithstanding any other provision of the Plan to the contrary, the Plan Administrator shall have broad authority to amend the Plan or any outstanding Award without the consent of the Participant to the extent the Plan Administrator deems necessary or advisable to comply with, or take into account, changes in applicable tax laws, securities laws, accounting rules or other applicable law, rule or regulation.

16.    No Individual Rights.

(a)         No individual or Participant shall have any claim to be granted any Award under the Plan, and the Company has no obligation for uniformity of treatment of Participants under the Plan.

(b)         Furthermore, nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate a Participant’s employment or other relationship at any time, with or without cause.

17.    Issuance of Shares.

(a)         Notwithstanding any other provision of the Plan to the contrary, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless, in the opinion of the Company’s counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity.

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(b)         As a condition to the exercise of an Option or any other receipt of Common Stock pursuant to an Award under the Plan, the Company may require (i) the Participant to represent and warrant at the time of any such exercise or receipt that such shares are being purchased or received only for the Participant’s own account and without any present intention to sell or distribute such shares and (ii) such other action or agreement by the Participant as may from time to time be necessary to comply with federal, state and foreign securities laws. At the option of the Company, a stop-transfer order against any such shares may be placed on the official stock books and records of the Company, and a legend indicating that such shares may not be pledged, sold or otherwise transferred, unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates to ensure exemption from registration. The Plan Administrator may also require the Participant to execute and deliver to the Company a purchase agreement or such other agreement as may be in use by the Company at such time that describes certain terms and conditions applicable to the shares.

(c)         To the extent the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

18.    Indemnification.

(a)         Each person who is or shall have been a member of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such claim, action, suit or proceeding against such person, unless such loss, cost, liability or expense is a result of such person’s own willful misconduct or except as expressly provided by statute; provided, however, that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf.

(b)         The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s certificate of incorporation or bylaws, as a matter of law, or otherwise, or of any power that the Company may have to indemnify or hold harmless.

19.              No Rights as a Stockholder. Unless otherwise provided by the Plan Administrator or in the instrument evidencing the Award or in a written employment, services or other agreement, no Award, other than a Stock Award or an Award of Restricted Stock, shall entitle the Participant to any cash dividend, voting or other right of a stockholder unless and until the date of issuance under the Plan of the shares that are the subject of such Award.

20.              Compliance with Laws and Regulations.

(a)         In interpreting and applying the provisions of the Plan, any Option granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an “incentive stock option” within the meaning of Section 422 of the Code.

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(b)         The Plan and Awards granted under the Plan are intended to be exempt from the requirements of Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the exclusion applicable to stock options, stock appreciation rights and certain other equity-based compensation under Treasury Regulation Section 1.409A-1(b)(5), or otherwise. To the extent Section 409A is applicable to the Plan or any Award granted under the Plan, it is intended that the Plan and any Awards granted under the Plan shall comply with the deferral, payout, plan termination and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of the Plan or any Award granted under the Plan to the contrary, the Plan and any Award granted under the Plan shall be interpreted, operated and administered in a manner consistent with such intentions; provided, however, that the Plan Administrator makes no representations that Awards granted under the Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to Awards granted under the Plan. Without limiting the generality of the foregoing, and notwithstanding any other provision of the Plan or any Award granted under the Plan to the contrary, with respect to any payments and benefits under the Plan or any Award granted under the Plan to which Section 409A applies, all references in the Plan or any Award granted under the Plan to the termination of the Participant’s employment or service are intended to mean the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i) to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax under Section 409A. In addition, if the Participant is a “specified employee,” within the meaning of Section 409A, then to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under the Plan or any Award granted under the Plan during the six-month period immediately following the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i), shall not be paid to the Participant during such period, but shall instead be accumulated and paid to the Participant (or, in the event of the Participant’s death, the Participant’s estate) in a lump sum on the first business day after the earlier of the date that is six months following the Participant’s separation from service or the Participant’s death. Notwithstanding any other provision of the Plan to the contrary, the Plan Administrator, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan and any Award granted under the Plan so that the Award qualifies for exemption from or complies with Section 409A.

21.    Participants in Other Countries or Jurisdictions. Without amending the Plan, the Plan Administrator may grant Awards to Eligible Persons who are foreign nationals on such terms and conditions different from those specified in the Plan, as may, in the judgment of the Plan Administrator, be necessary or desirable to foster and promote achievement of the purposes of the Plan and shall have the authority to adopt such modifications, procedures, subplans and the like as may be necessary or desirable to comply with provisions of the laws or regulations of other countries or jurisdictions in which the Company or any Related Company may operate or have employees to ensure the viability of the benefits from Awards granted to Participants employed in such countries or jurisdictions, meet the requirements that permit the Plan to operate in a qualified or tax efficient manner, comply with applicable foreign laws or regulations and meet the objectives of the Plan.

22.    No Trust or Fund. The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

23.    Successors. All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

24.    Severability. If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Plan Administrator’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

25.    Choice of Law and Venue. The Plan, all Awards granted thereunder and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the state of Delaware without giving effect to principles of conflicts of law. Participants irrevocably consent to the nonexclusive jurisdiction and venue of the state and federal courts located in the state of California.

26.    Legal Requirements. The granting of Awards and the issuance of shares of Common Stock under the Plan is subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

27.    Effective Date. The effective date (the “Effective Date”) is the date on which the Plan is adopted by the Board. If the stockholders of the Company do not approve the Plan within 12 months after the Board’s adoption of the Plan, any Incentive Stock Options granted under the Plan will be treated as Nonqualified Stock Options.

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Appendix A

DEFINITIONS

As used in the Plan:

“Acquired Entity” means any entity acquired by the Company or a Related Company or with which the Company or a Related Company merges or combines.

“Acquisition Price” means the value of the per share consideration (consisting of securities, cash or other property, or any combination thereof), receivable or deemed receivable upon a Change of Control in respect of a share of Common Stock, as determined by the Plan Administrator in its sole discretion.

“Award” means any Option, Stock Appreciation Right, Stock Award, Restricted Stock, Stock Unit or cash-based award or other incentive payable in cash or in shares of Common Stock, as may be designated by the Plan Administrator from time to time.

“Board” means the Board of Directors of the Company.

“Cause,” unless otherwise defined in the instrument evidencing an Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means dishonesty, fraud, serious or willful misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conduct prohibited by law (except minor violations), in each case as determined by the Company’s chief human resources officer or other person performing that function or, in the case of directors and executive officers, the Board, whose determination shall be conclusive and binding.

“Change of Control,” unless the Plan Administrator determines otherwise with respect to an Award at the time the Award is granted or unless otherwise defined for purposes of an Award in a written employment, services or other agreement between the Participant and the Company or a Related Company, means consummation of:

(a)         a merger or consolidation of the Company with or into any other company or other entity;

(b)         a sale, in one transaction or a series of transactions undertaken with a common purpose, of all of the Company’s outstanding voting securities; or

(c)         a sale, lease, exchange or other transfer, in one transaction or a series of related transactions, undertaken with a common purpose of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change of Control shall not include (i) a merger or consolidation of the Company in which the holders of the outstanding voting securities of the Company immediately prior to the merger or consolidation hold at least a majority of the outstanding voting securities of the Successor Company immediately after the merger or consolidation; (ii) a sale, lease, exchange or other transfer of all or substantially all of the Company’s assets to a majority-owned subsidiary company; (iii) a transaction undertaken for the principal purpose of restructuring the capital of the Company, including, but not limited to, reincorporating the Company in a different jurisdiction, converting the Company to a limited liability company or creating a holding company; or (iv) any transaction that the Board determines is not a Change of Control for purposes of the Plan.

Where a series of transactions undertaken with a common purpose is deemed to be a Change of Control, the date of such Change of Control shall be the date on which the last of such transactions is consummated.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

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“Company” means Global System Dynamics, Inc., a Delaware corporation.

“Disability,” unless otherwise defined by the Plan Administrator for purposes of the Plan or in the instrument evidencing an Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means a mental or physical impairment of the Participant that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the Participant to be unable to perform his or her material duties for the Company or a Related Company and to be engaged in any substantial gainful activity, in each case as determined by the Company’s chief human resources officer or other person performing that function or, in the case of directors and executive officers, the Board, each of whose determination shall be conclusive and binding.

“Effective Date” has the meaning set forth in Section 30 of the Plan.

“Eligible Person” means any person eligible to receive an Award as set forth in Section 5 of the Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” means the closing price for the Common Stock on any given date during regular trading, or if not trading on that date, such price on the last preceding date on which the Common Stock was traded, unless determined otherwise by the Plan Administrator using such methods or procedures as it may establish.

“Grant Date” means the later of (a) the date on which the Plan Administrator completes the corporate action authorizing the grant of an Award or such later date specified by the Plan Administrator and (b) the date on which all conditions precedent to an Award have been satisfied, provided that conditions to the exercisability or vesting of Awards shall not defer the Grant Date.

“Incentive Stock Option” means an Option granted with the intention that it qualify as an “incentive stock option” as that term is defined for purposes of Section 422 of the Code or any successor provision.

“Nonqualified Stock Option” means an Option other than an Incentive Stock Option.

“Option” means a right to purchase Common Stock granted under Section 7 of the Plan.

“Option Expiration Date” means the last day of the maximum term of an Option.

“Option Term” means the maximum term of an Option as set forth in Section 7.(c) of the Plan.

“Participant” means any Eligible Person to whom an Award is granted.

“Plan” means the 2022 Equity Incentive Plan.

“Plan Administrator” has the meaning set forth in Section 3.(a) of the Plan.

“Related Company” means any entity that, directly or indirectly, is in control of, is controlled by or is under common control with the Company.

“Restricted Stock” means an Award of shares of Common Stock granted under Section 10 of the Plan, the rights of ownership of which are subject to restrictions prescribed by the Plan Administrator.

“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

“Section 16(b)” means Section 16(b) of the Exchange Act.

“Section 409A” means Section 409A of the Code.

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“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Stock Appreciation Right” or “SAR” means a right granted under Section 9.(a) of the Plan to receive the excess of the Fair Market Value of a specified number of shares of Common Stock over the grant price.

“Stock Award” means an Award of shares of Common Stock granted under Section 10 of the Plan, the rights of ownership of which are not subject to restrictions prescribed by the Plan Administrator.

“Stock Unit” means an Award denominated in units of Common Stock granted under Section 10 of the Plan.

“Substitute Awards” means Awards granted or shares of Common Stock issued by the Company in substitution or exchange for awards previously granted by an Acquired Entity.

“Successor Company” means the surviving company, the successor company, the acquiring company or its parent, as applicable, in connection with a Change of Control.

“Termination of Service,” unless the Plan Administrator determines otherwise with respect to an Award, means a termination of employment or service relationship with the Company or a Related Company for any reason, whether voluntary or involuntary, including by reason of death or Disability. Any question as to whether and when there has been a Termination of Service for the purposes of an Award and the cause of such Termination of Service shall be determined by the Company’s chief human resources officer or other person performing that function or, with respect to directors and executive officers, by the Board, whose determination shall be conclusive and binding. Transfer of a Participant’s employment or service relationship between the Company and any Related Company shall not be considered a Termination of Service for purposes of an Award. Unless the Board determines otherwise, a Termination of Service shall be deemed to occur if the Participant’s employment or service relationship is with an entity that has ceased to be a Related Company. A Participant’s change in status from an employee of the Company or a Related Company to a nonemployee director, consultant, advisor or independent contractor of the Company or a Related Company, or a change in status from a nonemployee director, consultant, advisor or independent contractor of the Company or a Related Company to an employee of the Company or a Related Company, shall not be considered a Termination of Service.

“Vesting Commencement Date” means the Grant Date or such other date selected by the Plan Administrator as the date from which an Award begins to vest.

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